Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CONNECTEDHEALTH, LLC

a Delaware limited liability company,

CONNECTURE, INC.,

a Delaware corporation,

SPEED MERGER SUB, INC.,

a Delaware corporation,

the Principal Equityholders,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Equityholders’ Representative,

Dated as of June 7, 2016

-i-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 7, 2016, by and among Connecture, Inc., a Delaware corporation (the “Purchaser”), Speed Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (“Merger Sub”), ConnectedHealth, LLC, a Delaware limited liability company (the “Company”), the Principal Equityholders and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Equityholders pursuant to Section 10.6 (the “Equityholders’ Representative”). The Purchaser, the Company, Merger Sub, the Principal Equityholders and the Equityholders’ Representative will collectively be referred to as the “Parties.” Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to such terms in Annex I.

A. Purchaser desires to acquire 100% of the issued and outstanding Units on the terms and subject to the conditions set forth herein.

B. On the terms set forth in this Agreement, at the Merger Effective Time, Merger Sub will merge with and into the Company with the Company continuing as the surviving limited liability company (the “Surviving Entity”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “Act”), whereby each issued and outstanding Unit shall be converted into the right to receive a portion of the Transaction Consideration in accordance with the Allocation Schedule (the “Merger”).

C. The Board of Managers of the Company has (i) carefully considered the terms of this Agreement; (ii) determined that the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and the Equityholders; (iii) adopted the terms of the Agreement and approved the consummation of the transactions contemplated by this Agreement, including the Merger; and (iv) duly submitted this Agreement and the consummation of the Merger to the Equityholders entitled to vote thereon for approval and adoption under the Act and the Organizational Documents of the Company.

D. The board of directors of Merger Sub has (i) carefully considered the terms of this Agreement; (ii) determined that the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and the Purchaser, the sole stockholder of Merger Sub; (iii) adopted the terms of this Agreement and approved the consummation of the transactions contemplated by this Agreement; and (iv) duly submitted this Agreement and the consummation of the Merger to the Purchaser, the sole stockholder of Merger Sub, for approval and adoption under the DGCL and the Organizational Documents of Merger Sub.

E. Simultaneous with the execution and delivery of this Agreement, the Purchaser, in its capacity as the sole stockholder of Merger Sub, has delivered a written consent approving and adopting this Agreement and the consummation of the Merger in accordance with the DGCL and the Bylaws of the Merger Sub.

Now therefore, the Parties agree as follows:

I. CERTAIN INTERPRETIVE MATTERS.

1.1 Certain Interpretive Matters.

1.1.1 Unless the context requires otherwise, (a) all references to Sections, Articles, Exhibits, Annexes or Schedules are to Sections, Articles, Exhibits, Annexes, or Schedules of or to this

Agreement, (b) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (e) words in the singular include the plural and vice versa, (f) all references to $ or dollar amounts will be to lawful currency of the United States, (g) to the extent the term “day” or “days” is used, it will mean calendar days, (h) references to the masculine, feminine or neuter gender include each other gender, (i) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, or other subdivision, (j) the terms “including” and “includes” mean “including or includes without limitation,” (k) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement, (l) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time prior to the date hereof, (m) the information contained in the Schedules is disclosed solely for the purposes of this Agreement, and (n) the mere inclusion of information in the Schedules as an exception to a representation, warranty or covenant (i) shall not be deemed an admission by any Party that such information represents a material exception or a material fact, event or circumstance or that such information has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) constitute, or be deemed to be, an admission to any third party concerning such information; (m) matters disclosed pursuant to any Section of this Agreement (or any section of the Schedules) will be deemed to be disclosed with respect to all Sections of this Agreement (and all sections of the Schedules) to the extent the disclosure is reasonably apparent from its content and context to be relevant to such other Sections or sections of the Schedules. Capitalized terms used in the Disclosure Schedules but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement; and (n) whenever the words “delivered to Purchaser” or “made available to Purchaser” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available for review in the Data Room or otherwise made available to Purchaser in tangible or electronic form, in each case to the extent requested by Purchaser in any written due diligence request or supplemental request prior to and through the date of execution of this Agreement.

1.1.2 The Parties intend that each representation, warranty and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached, shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

1.1.3 No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement.

1.1.4 All references to the “knowledge of the Company” or to words of similar import will be deemed to be references to the actual knowledge of the Knowledge Persons, and such knowledge that would reasonably be expected to be known by such Knowledge Persons in the ordinary and usual course of the performance of their professional responsibility.

II. MERGER; CLOSING.

2.1 The Merger. Upon the terms set forth in this Agreement, and in accordance with the DGCL and the Act, at the Merger Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Entity and as a wholly-owned subsidiary of the Purchaser following the Merger.

2.2 Merger Effective Time. On the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger in substantially the form set forth on Exhibit A with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the Act. The date and time of filing of such certificate with the Secretary of State of the State of Delaware shall be the “Merger Effective Time.”

2.3 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, assets, rights, privileges, and powers of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Entity.

2.4 Certificate of Formation; Limited Liability Company Agreement. At the Merger Effective Time, the Certificate of Formation of the Surviving Entity shall be the form attached hereto as Exhibit B, until thereafter changed or amended as provided therein and by applicable Law. At the Merger Effective Time, the limited liability company agreement of the Surviving Entity shall be amended and restated in substantially the form attached hereto as Exhibit C.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Merger Effective Time shall be the initial members of the Board of Managers of the Surviving Entity, each to hold office in accordance with the Certificate of Formation and limited liability company agreement of the Surviving Entity. The officers of the Company immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Entity, to hold office in accordance with the Certificate of Formation and limited liability company agreement of the Surviving Entity.

2.6 Effect of the Merger on the Units, Company Options, Capital Stock of Merger Sub, and Treasury Stock.

2.6.1 At the Merger Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, each Equityholder shall be entitled to receive the amount set forth opposite such Equityholder’s name on the Allocation Schedule when, as and if payable pursuant to the terms hereof (including pursuant to Section 2.11.5, Section 9.5.4 and the Escrow Agreement) and such Equityholder’s Units that are outstanding immediately prior to the Merger Effective Time shall, upon the terms set forth in this Section 2.6 and elsewhere in this Agreement, be canceled and extinguished. Each certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Units, if any, shall cease to represent such Units.

2.6.2 At the Merger Effective Time, the Surviving Entity shall refuse to assume or substitute any outstanding Company Option. Prior to the Closing Date, the Company’s Board of Managers shall adopt any and all resolutions and the Company and the Company’s Board of Managers shall take any and all actions which are necessary and sufficient so that upon such refusal, each Company Option (whether vested or unvested) that has not been exercised prior to the Merger Effective Time and that remains outstanding as of immediately before the Merger Effective Time shall vest in full and be exercisable for a period of fifteen (15) days from the Closing Date (the “Option Exercise Period”) for the right to receive a portion of the Closing Consideration (as defined below) equal to the amount such holder of Company Options would have been entitled to receive were such Company Options exercised in full for Units prior to the Merger Effective Time. In order to exercise a Company Option during the Option Exercise Period, a holder of such Company Option shall pay the exercise price for the portion of the Company Option so exercised in cash to the Surviving Entity, with such cash proceeds upon exercise to be reflected in the Final Adjustment Statement as a Current Asset as of the Closing. If a holder of a Company Option shall exercise all or a portion of such Company Option during the Option Exercise Period, such holder be referred to as an “Exercising Company Option Holder” and shall be deemed an Equityholder for purposes of this Agreement and the Allocation Schedule (as defined below) shall be updated by the Equityholders’ Representative accordingly to reflect the proceeds payable to such Exercising Company Option Holder. provided that Purchaser shall cause the Surviving Entity to provide written notice to the Equityholders’ Representative upon a holder of a Company Option becoming an Exercising Company Option Holder.

2.6.3 At the Merger Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, all of the common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one hundred percent of the limited liability company interest of the Surviving Entity.

2.6.4 At the Merger Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or any other Person, any Units that are owned by the Company and not issued and outstanding as of the Merger Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.7 Closing; Transaction Consideration.

2.7.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic communication on the date hereof following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII, or on such other date and at such other place agreed to by the Purchaser and the Company, and shall be effective as of the Merger Effective Time. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.7.2 Transaction Consideration. The aggregate purchase price payable by Purchaser to the Equityholders pursuant to the Merger (the “Transaction Consideration”) shall be a cash amount equal to: (i) the Base Price, minus (ii) the amount equal to any Closing Indebtedness, minus (iii) the amount of any Selling Expenses, plus (iv) the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, and minus (v) the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital. The Transaction Consideration shall be estimated at Closing and finally determined pursuant to Section 2.11. In all cases, Closing Indebtedness, Selling Expenses and Closing Working Capital shall be calculated without duplication of any item (including by counting the same item in more than one such category) and in such a manner that the Base Price is not reduced or increased more than once for any specific item.

2.7.3 Estimated Transaction Consideration. At least two (2) Business Days prior to the Closing, the Company shall deliver to the Purchaser (i) a certificate signed by an officer of the Company and reasonably agreed upon by the Purchaser setting forth a good faith estimate of the Estimated Closing Indebtedness, Selling Expenses, Estimated Closing Working Capital and the calculations of the Estimated Transaction Consideration and Closing Consideration based thereon (the “Closing Certificate”), and (ii) a schedule (the “Allocation Schedule”) of the Transaction Consideration payable to (a) each

Equityholder pursuant to all the terms of the Organizational Documents of the Company, including each Equityholder’s applicable portion of the Closing Consideration, Adjustment Escrow Amount and Indemnity Escrow Amount and each Equityholder’s Pro Rata Share and (b) Geneia, including Geneia’s applicable portion of the Closing Consideration, Adjustment Escrow Amount, Geneia Deferred Payoff Escrow Amount and Indemnity Escrow Amount. As used herein, “Estimated Closing Indebtedness,” and “Estimated Closing Working Capital” mean the estimates of the Closing Indebtedness and the Closing Working Capital, respectively, set forth in the Closing Certificate “Estimated Transaction Consideration” means an amount equal to the Transaction Consideration, assuming for purposes of such calculation that Closing Indebtedness is equal to the Estimated Closing Indebtedness and the Closing Working Capital is equal to the Estimated Closing Working Capital, and “Closing Consideration” shall mean an amount in cash equal to (a) the Estimated Transaction Consideration minus (b) the sum of (i) the Adjustment Escrow Amount, and (ii) the Indemnity Escrow Amount. The Closing Certificate shall be prepared (and the estimates, determinations and calculations contained therein shall be made) in good faith in accordance with this Agreement.

2.8 Closing Payments.

2.8.1 At the Closing, the Purchaser shall make the following payments (the “Closing Payments”):

(a) the aggregate dollar amount to satisfy any Closing Indebtedness to be paid at the Closing as identified on the Closing Certificate, including the Geneia Short Term Indebtedness and the Geneia Long Term Indebebtedness (collectively, the “Closing Indebtedness Payments”), to the applicable obligees identified in, and in accordance with, the pay-off letters (including the agreement of each such lender, upon satisfaction in full of such Indebtedness to cancel and surrender all instruments evidencing such Indebtedness, release or terminate all Liens relating thereto and terminate all UCC financing statements filed in connection therewith) in form and substance reasonably acceptable to the Purchaser provided to the Purchaser prior to the Closing; provided, however, that the Geneia Long Term Indebtedness shall be satisfied by (i) the payment of the Geneia Closing Payoff Amount directly to Geneia and (ii) the payment of the Geneia Deferred Payoff Escrow Amount, Adjustment Escrow Amount and Indemnity Escrow Amount to the Escrow Agent in accordance with Section 2.8.1(c);

(b) the aggregate dollar amount to satisfy any Selling Expenses to the Persons entitled thereto in accordance with invoices from such Persons provided to the Purchaser prior to the Closing; and

(c) the Adjustment Escrow Amount, the Geneia Deferred Payoff Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent via wire transfer to an account designated by the Escrow Agent to be deposited in separate accounts as provided in the Escrow Agreement; and

2.8.2 Subject to compliance with the terms of this Agreement, each of the Closing Payments shall be made in the amounts and to the Persons as set forth in the Allocation Schedule. With respect to distributions made or to be made at or in connection with the Closing, the Company shall be responsible for instructing the Payments Administrator and the Surviving Entity as to the distribution of such amounts then deposited. Purchaser, the Payments Administrator and the Surviving Entity may rely on such instructions of the Company and shall have no responsibility or liability with respect thereto, provided, that such Company instructions are followed and all funds are actually disbursed in accordance with such instructions. With respect to distributions to be made after the Closing, Purchaser, the Payments Administrator and the Surviving Entity may rely on the updated Allocation Schedule provided by the Equityholders’ Representative for distributions and shall have no responsibility or liability with respect thereto, provided that the distributions are made in accordance with the Allocation Schedule as updated by the Equityholders’ Representative and all funds are actually disbursed in accordance with such instructions. Upon Purchaser making each aggregate payment required of it under this Agreement to the Payments Administrator and the Surviving Entity as provided herein, Purchaser shall have fulfilled its obligations with respect to such payment. Neither Purchaser (including indirectly through the Surviving Entity) nor the Payments Administrator shall have any liability whatsoever with respect to the distribution of such payments among the Equityholders and Geneia in accordance with the terms hereof, provided such payments were actually disbursed in accordance with the Allocation Schedule or any updates thereof from the Equityholders’ Representative, as applicable.

2.9 Geneia Indebtedness. The Geneia Deferred Payoff Escrow Fund shall be released to Geneia on November 30, 2016 in accordance with the Escrow Agreement. Following the Closing and payment of the Closing Payments in accordance with Section 2.8, the Geneia Deferred Payoff Amount shall be payable solely from the Geneia Deferred Payoff Escrow Fund, the Adjustment Escrow Fund and the Indemnity Escrow Fund and shall cease to be an obligation of, and shall be without recourse to, the Company, the Surviving Entity or their respective assets or members. Geneia shall release all Liens securing the Geneia Long Term Indebtedness and Geneia Short Term Indebtedness at Closing pursuant to a payoff letter delivered in accordance with Section 8.1.15(j).

2.10 Payment of Closing Consideration.

2.10.1 Procedures. Upon execution and delivery to the Payments Administrator of a duly executed Letter of Transmittal and Assignment of Units substantially in the form of Exhibit D attached hereto (the “Letter of Transmittal”), each Equityholder (including any Exercising Company Option Holder) shall be entitled to receive, subject to the terms and conditions hereof, the applicable Closing Consideration set forth in Section 2.8. Each Unit (and any exercised Company Option) shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon delivery to the Payments Administrator of duly executed Transmittal Letter the applicable Closing Consideration.

2.10.2 The Payments Administrator shall pay to each Equityholder (including any Exercising Company Option Holder) such Equityholder’s share of the Closing Consideration, if any, within two (2) Business Days of such Equityholder’s delivery to the Payments Administrator of a duly executed and completed Transmittal Letter, the original of which the Payments Administrator shall promptly forward to the Surviving Entity. Payments to Equityholders upon release of distributable proceeds of the Adjustment Escrow, Residual Escrow and Indemnity Escrow, if any, shall be distributed to the Equityholders by the Payments Administrator in accordance with the Allocation Schedule within two (2) Business Days following disbursement of such distributable amounts to the Payments Administrator; provided, however, that an Equityholder shall only be entitled to receive such distributions if such Equityholder has previously delivered to the to the Payments Administrator such Equityholder’s duly executed and completed Transmittal Letter.

2.10.3 No Further Ownership Rights in Units. From and after the Merger Effective Time, the unit transfer books of the Company shall be closed and there shall be no further registration of transfers on the unit transfer books of the Surviving Entity of the Units that were outstanding immediately prior to the Merger Effective Time. If, at any time after the Merger Effective Time, any certificates or other instruments evidencing Units are presented to the Surviving Entity or Purchaser for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10.4 No Liability. None of Purchaser, Merger Sub or the Company shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.11 Post-Closing Adjustment.

2.11.1 Adjustment Statement Preparation. Within forty-five (45) days after the Closing Date, the Purchaser shall prepare and deliver to the Equityholders’ Representative an adjustment statement setting forth the Purchaser’s calculation of the amounts of the Closing Indebtedness and the Closing Working Capital as of the Closing and to the extent not included in the calculation of the foregoing, Selling Expenses not paid as a Closing Payment and paid, or to be paid, after Closing by the Surviving Entity or Purchaser (the “Unpaid Selling Expenses”) and, based on the Closing Indebtedness and the Closing Working Capital as derived therefrom and the amount of any Unpaid Selling Expenses, the Purchaser’s written calculation of the Transaction Consideration, and the adjustment necessary to reconcile the Estimated Transaction Consideration to the Transaction Consideration (the “Preliminary Adjustment Statement”). The Preliminary Adjustment Statement shall be prepared as of the Adjustment Time, and in accordance with the definitions of Closing Indebtedness and Closing Working Capital. For purposes of complying with the terms set forth in this Section 2.11, each Party shall cooperate with and make available to the other Parties, their respective representatives, and the Accounting Referee, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder.

2.11.2 Adjustment Statement Review. If the Equityholders’ Representative believes that the Preliminary Adjustment Statement is inaccurate or was not properly prepared in accordance with Section 2.11.1, the Equityholders’ Representative shall so notify the Purchaser no later than thirty (30) days after the Equityholders’ Representative’s receipt thereof, setting forth in such notice its objections to the Preliminary Adjustment Statement with reasonable particularity (the “Objections Statement”).

2.11.3 Adjustment Statement Dispute Resolution. If the Equityholders’ Representative timely provides Purchaser with an Objections Statement in accordance with Section 2.11.2, and if the Equityholders’ Representative and the Purchaser are unable to resolve all objections set forth in the Objections Statement through good faith negotiations within thirty (30) days after the Equityholders’ Representative’s delivery of the Objections Statement, then the Equityholders’ Representative and the Purchaser shall mutually engage and submit all unresolved objections reflected in the Objections Statement to, and the same shall be finally resolved in accordance with the provisions of this Agreement by Grant Thornton LLP or, if such firm declines the representation, a reputable accounting firm mutually agreed on by the Equityholders’ Representative and the Purchaser (the accounting firm ultimately chosen, the “Accounting Referee”). The Accounting Referee shall consider only those items in and amounts identified in the Objections Statement that the Purchaser and Equityholders’ Representative were unable to resolve. The Accounting Referee’s determination will be based solely on, and calculated in accordance with, the definitions of Indebtedness, Closing Working Capital, Selling Expenses and Transaction Consideration, as applicable, contained in this Agreement, including the principals of preparation set forth on Exhibit F. The Accounting Referee shall determine and report in writing to the Equityholders’ Representative and the Purchaser as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Adjustment Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on the Parties and upon which a judgment may be entered by a court of competent jurisdiction. The fees and disbursements of the Accounting Referee shall be allocated between the Purchaser and the Equityholders based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested in the presentation to the Accounting Referee. For example, if the Equityholders’ Representative submits an Objections Statement with objections totaling $1,000, and if the Purchaser contests only $500 of the amount claimed by the Equityholders’ Representative, and if the Accounting Referee ultimately resolves the dispute by awarding the Equityholders $300 of the $500 contested, then the costs and expenses of the Accounting Referee will be allocated 60% (i.e. 300/500) to the Purchaser and 40% (i.e., 200/500) to the Equityholders. The Purchaser and Equityholders shall each advance 50% of any advance retainer required by the Accounting Referee, subject to final allocation of fees and expenses pursuant to the previous sentence.

2.11.4 Final Adjustment Statement. The Preliminary Adjustment Statement shall become the “Final Adjustment Statement” and as such shall become final, binding and conclusive on the Parties for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following:

(a) the mutual acceptance by the Equityholders’ Representative and the Purchaser of the Preliminary Adjustment Statement, with such changes thereto, if any, as may be proposed by the Equityholders’ Representative and consented to by the Purchaser;

(b) the expiration of thirty (30) days after the Equityholders’ Representative receipt of the Preliminary Adjustment Statement, without timely delivery of an Objections Statement in accordance with Section 2.11.2; or

(c) the delivery to the Equityholders’ Representative and the Purchaser by the Accounting Referee of the report of its determination of all disputed matters submitted to the Accounting Referee pursuant to Section 2.11.3.

2.11.5 Adjustment of Transaction Consideration; Release of Adjustment and Residual Escrow Amounts.

(a) If the Transaction Consideration as set forth on the Final Adjustment Statement is greater than the Estimated Transaction Consideration, the Purchaser shall, within five (5) Business Days of the determination of the Final Adjustment Statement, pay or cause to be paid to the Payments Administrator, an amount in cash equal to the portion of such excess for payment first to Geneia in accordance with the Allocation Schedule and in satisfaction of any portion of the Geneia Deferred Payoff Amount not previously satisfied or included in the Geneia Deferred Payoff Escrow Amount and second, to the extent any such amount remains, to the Equityholders in accordance with the Allocation Schedule; provided, however, that such amount payable by Purchaser shall not exceed an amount equal to the amount of the Adjustment Escrow Fund.

(b) If the Transaction Consideration as set forth on the Final Adjustment Statement is less than the Estimated Transaction Consideration, the Purchaser and the Equityholders’ Representative shall, within five (5) Business Days of the determination of the Final Adjustment Statement, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Surviving Entity a portion of the Adjustment Escrow Fund equal to such deficit; provided, however, that such amount shall not exceed the amount of the Adjustment Escrow Fund.

(c) For Tax purposes, any payment by the Purchaser or the Equityholders under this Section 2.11 shall be treated as an adjustment to the Transaction Consideration, unless otherwise required by Law.

(d) Neither Purchaser, the Surviving Entity nor any Purchaser Indemnitee shall have any rights in, or right to claim against for any reason, the Geneia Deferred Payoff Escrow Fund or Geneia’s vested or contingent rights therein. Purchaser hereby covenants and agrees that it shall not, and shall cause the Surviving Entity and any Purchaser Indemnitee controlled by Purchaser or the Surviving Entity, not to make any claim or assert any right in contravention of the previous sentence. On November 30, 2016, the Escrow Agent, in accordance with the Escrow Agreement, shall disburse (i) to

Geneia, the full amount of the Geneia Deferred Payoff Escrow Fund and (ii) first to Geneia in accordance with the Allocation Schedule and in satisfaction of any portion of the Geneia Deferred Payoff Amount not previously satisfied or included in the Geneia Deferred Payoff Escrow Amount and second, to the extent any such amount remains, to the Equityholders in accordance with the Allocation Schedule, the Adjustment Escrow Fund less the amount, if any, disbursed pursuant to Section 2.11.5(b).

2.12 Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

2.13 Withholding. The Purchaser, the Surviving Entity, the Company, the Payments Administrator, the Escrow Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as such person is required to deduct and withhold under any applicable Tax Law; provided that, if the Purchaser or its designee determines that an amount is required to be deducted and withheld, at least five (5) business days prior to the date the applicable payment is scheduled to be made, the Purchaser shall provide the applicable Equityholder (or Geneia, in respect to any payments to Geneia in its capacity as creditor rather than Equityholder) with written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld and, to the extent practicable, provide such Equityholder (or Geneia, in respect to any payments to Geneia as creditor rather than Equityholder) a reasonable opportunity for it to provide forms or other evidence that would exempt such amounts from withholding. To the extent amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

III. REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

The Company represents and warrants to the Purchaser and Merger Sub that, except as set forth in the Schedules, the statements in this Article III are true and correct as of the date of this Agreement:

3.1 Existence and Qualification. The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority and all Permits required to carry on its businesses as presently conducted. The Company is duly qualified or licensed to conduct business as a foreign entity and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. The Company has delivered to the Purchaser true and complete copies of each of its Organizational Documents.

3.2 Authorization; Enforceability. The Company has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement and each Ancillary Agreement to which the Company is or will be a party. This Agreement and each Ancillary Agreement to which the Company is or will be a party has been duly authorized, executed and delivered by the Company. This Agreement and each Ancillary Agreement to which the Company is or will be a party has been or will be duly authorized, executed and delivered by the Company, and once executed, and assuming that this Agreement is a valid and binding obligation of the other Parties hereto, will constitute, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.3 Non-Contravention; Consents. Except (i) as disclosed on Schedule 3.3 or (ii) where the failure of any of the following to be true would not be material to the Company’s business, assets or ability to consummate the transactions contemplated herein, the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is, as contemplated by this Agreement, to become a party, did not and will not (a) violate the governing or Organizational Documents of the Company, (b) violate any applicable Law or Order, (c) require any filing with or permit, consent, or approval of, or require the giving of any notice to (including under any right of first refusal or similar provision), any court or other Person (including filings, consents, or approvals required under any Permits of the Company or any Permits, leases, franchises, contracts or other agreements to which the Company is or will be a party), (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of the Company, or to a loss of any benefit to which the Company is entitled, under any agreement or other instrument binding upon or providing rights to the Company, or any Permit held by the Company, or (e) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or the Units.

3.4 Capitalization.

3.4.1 The capitalization of the Company as of the date of this Agreement and as of immediately prior to the Effective Time is set forth on Schedule 3.4.1. Except as disclosed on Schedule 3.4.1, there are no authorized or outstanding (a) Units, equity interests or other securities of the Company, (b) securities of the Company convertible into, exchangeable or exercisable for Units, equity interests, or other securities of the Company, (c) subscription, calls, commitments, Contracts, options, warrants, or other rights to purchase or acquire from the Company, or obligations of the Company to issue, any Units, equity interests, or other securities, including securities convertible into, exchangeable or exercisable for shares of capital stock, equity interests, or other securities of the Company, or (d) bonds, debentures, notes, or other indebtedness that entitle the holders to vote (or convertible into, exchangeable or exercisable for, securities that entitle the holders to vote) with holders of Units, equity interests, or other securities of the Company on any matter (the items in clauses (a), (b), (c) and (d) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire the Company Securities. The Units are duly authorized and validly issued. The Company Securities are lawfully owned of record and beneficially held by the Equityholders as disclosed on Schedule 3.4.1, free and clear of any Liens other than restrictions imposed by state and federal securities Laws. The Units are uncertificated.

3.4.2 Except for the Organizational Documents or as disclosed on Schedule 3.4.2, the Company Securities are not subject to any voting trust agreement, registration rights agreements, pledge agreements, buy sell agreements or other contract, agreement, arrangement, commitment, option, proxy, pledge, right of first refusal or preemptive right, or understanding, including any contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof.

3.4.3 The Company does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, membership interests, or other securities of any Person.

3.5 Financial Statements; Company’s Books.

3.5.1 The Company has delivered to the Purchaser the Financial Statements true, complete and correct copies of which are attached as Schedule 3.5.1. The Financial Statements (i) reflect the consistent application of accounting principles throughout the periods involved, (ii) have been prepared using the same accounting principles and practices as the Company has used historically, (iii) are derived from and accurately reflect the books and records (including the general ledgers) of the Company and (iv) except as disclosed in Schedule 3.5.1, other than adjustments made in the Ordinary Course which are not reflected on any Financial Statements, fairly present in all material respects the financial position of the Company at the dates thereof and the results of the operations and changes in members’ equity of the Company for the periods indicated. Except as disclosed on Schedule 3.5.1, no financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements of the Company.

3.5.2 The books of account, minute books and stock ownership record books, and other records of the Company have been made available to the Purchaser. Except as disclosed on Schedule 3.5.2, (i) the minute books of the Company are complete and correct and (ii) the Company does not have any of its books, records, systems, controls, data or information recorded, stored, maintained, operated, or otherwise wholly or partly dependent upon or held by any means that, including all means of access thereto and therefrom, are not under the exclusive ownership and direct control of the Company.

3.5.3 The Company has not identified or been made aware of any fraud that involves the Company, its Affiliates, or its management, or other current employees or any claim or allegation regarding any of the foregoing.

3.6 No Undisclosed Liabilities. Except as described in Schedule 3.6, there are no liabilities or obligations of the Company, or facts or circumstances, that could give rise to liabilities of the Company, whether accrued, contingent, absolute, determined, determinable, or otherwise (collectively “Liabilities”), other than (a) Liabilities fully recorded or reserved for in the Balance Sheet as of the Balance Sheet Date, (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course, (c) Selling Expenses, (d) Liabilities not required by GAAP to be reflected on the face of a balance sheet or the footnotes thereto of the Company, (e) immaterial Liabilities arising under the executory portion of any Contract (to the extent to be performed after the Closing, and not including liabilities in respect of a breach or violation thereof), or (f) Liabilities disclosed in the Schedules.

3.7 Interested Transactions. Schedule 3.7 contains a complete list of (i) all amounts and obligations owed between any director, manager, executive officer, Equityholder or any of its Affiliates, on the one hand, and the Company on the other hand, and (ii) transactions and services provided since December 31, 2013 between any director, manager, executive officer, Equityholder or any of its Affiliates, on the one hand, and the Company on the other hand. Except as disclosed on Schedule 3.7 or as contemplated pursuant to the terms of any Contract described in Schedule 3.7, since the Balance Sheet Date, there has not been any accrual of liability or incurrence of an obligation by the Company to any Equityholder or any of its Affiliates or between the Company and any Equityholder or any of its Affiliates or any action taken (other than this Agreement) or any payment of dividends or other payments of cash or property by the Company to any Equityholder or any of its Affiliates, or the incurrence of any legal or financial obligation to any such Person.

3.8 Tax Matters.

3.8.1 Except as disclosed on Schedule 3.8.1:

(a) All Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects. The Company has paid all Taxes due (whether or not shown as due and owing on such Tax Returns) as of the Closing. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The reserve for Tax liability set forth on the Balance Sheet, if any, has been prepared in accordance with GAAP and in accordance with the past custom and practice of the Company, and since the Balance Sheet Date, the Company has not incurred any Tax liability other than in the Ordinary Course.

(c) There are no Tax claims, examinations, audits or proceedings pending or, to the knowledge of the Company, threatened against the Company. There are no rulings, subpoenas or requests for information pending with respect to the Company with any Governmental Authority with respect to Tax matters. No assessment or deficiency of Tax has been proposed in writing against the Company, which remains unpaid. There are not currently in force any waivers or agreements binding upon the Company for the extension of time for the assessment or payment of any Tax.

(d) The Company has properly withheld and/or paid all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any shareholder, member, partner, employee, creditor, independent contractor, or other third party. Each Person providing services to the Company has been properly classified as an employee or independent contractor, as the case may be, for all Tax purposes and with respect to all Plans.

(e) True and correct copies of all U.S. federal, state, local and foreign income Tax Returns filed by the Company for all periods ending after December 31, 2009, have been heretofore provided to the Purchaser. All material elections with respect to Taxes affecting the Company have been disclosed to the Purchaser to the extent requested by Purchaser or attached to the Tax Returns of the Company provided to Purchaser.

(f) The Company is not a party to or bound by, or has any obligation under, any Tax allocation or Tax Sharing Agreement with any other Person, or has any contractual obligation to indemnify any other Person with respect to Taxes. The Company has not incurred or has any liability for the Taxes of any Person (other than the Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(g) The Company is not or has not been a member of an affiliated group of corporations filing a consolidated U.S. federal income Tax Return.

(h) The Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes.

(i) There are no Liens for Taxes upon any of the assets of the Company, other than for Taxes not yet due and payable.

(j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed by the Company on or prior to the Closing Date; (ii) change in method of accounting made by the Company on or prior to the Closing Date; (iii) inter-company transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax Law), in each case, relating to transactions or events occurring on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election made under Section 108(i) of the Code prior to the Closing.

(k) The Company has not made any payments or is obligated to make any payments that will not be fully deductible by reason of the provisions of Section 280G of the Code.

(l) The Company is not and has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the interests in the Company constitutes, or is attributable to, “United States real property interest” within the meaning of Section 897(c) and Section 897(g) of the Code and Treasury Regulations Section 1.897-7T. No withholding of federal income Tax will be required under Section 1445 of the Code in connection with the transaction contemplated by this Agreement. None of the Equityholders is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(m) The Company has not entered into any transaction that is or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local Law).

(n) The Company has not distributed stock of any Person, or has had its stock distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code at any time within the past five (5) years.

(o) The Company has disclosed on its U.S. federal income Tax Returns all material positions taken therein that would otherwise be reasonably likely to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(p) The Company has not, or has not had, a permanent establishment, as defined in any applicable Tax treaty or convention, in any country other than the country of its organization.

(q) All charges for goods or services made between the Company and any affiliated entities satisfied all transfer pricing requirements under applicable Law and none of such charges is subject to adjustment under Section 482 of the Code or under any comparable provision of other applicable Law. The Company has complied with all information reporting and record keeping requirements under all applicable Law, including retention and maintenance of required records with respect thereto. The Company is not, nor has ever been, a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order.

(r) The Company has collected all sales and use Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable Laws.

(s) The Company (i) is not a “passive foreign investment company” as defined under Sections 1291 and 1298 of the Code, or (ii) has not recognized a material amount of Subpart F income as defined in Section 952 of the Code during a taxable year of the Company that includes but does not end on the Closing Date.

(t) The Company has been treated as a limited liability company for U.S. federal income tax purposes at all times since its inception.

3.8.2 There are no jurisdictions (whether foreign or domestic) to which any Tax imposed on overall net income is properly payable by the Company or will be properly payable by the Company as of the Closing Date. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Tax by that jurisdiction.

3.9 Absence of Certain Changes. Except as disclosed on Schedule 3.9 or as contemplated by this Agreement, since the Balance Sheet Date, the Company has conducted its business in the Ordinary Course and has not:

(a) amended or modified its Organizational Documents;

(b) outside the Ordinary Course, changed or deferred any salaries or other compensation of, or paid, or agreed to pay, any bonuses or other incentive compensation to, any director, manager, officer, or employee of the Company or entered into any employment, severance, or similar agreement with any director, manager, officer, or employee of the Company;

(c) adopted, amended or increased any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Plan or policy;

(d) outside the Ordinary Course, entered into, materially modified, amended, extended or terminated, or waived, released, or assigned any material rights or claims under, any Material Contract or materially changed any business practice;

(e) incurred, assumed, or guaranteed any Indebtedness;

(f) granted any Lien other than a Permitted Lien;

(g) issued or sold, or agreed to issue or sell, Company Securities or made any other changes in the Company’s capital structure;

(h) set aside or paid any distribution with respect to the Company Securities, repurchased, redeemed, or otherwise acquired directly or indirectly, any outstanding Company Securities, as applicable;

(i) made any material change in financial or Tax accounting methods or practices, except as required by an applicable Law or GAAP, filed any amended Tax Return, entered into any closing agreement, settled or compromised any Tax claim, assessment or proceeding, or made, changed, revoked or modified any material Tax election, or changed its fiscal or Tax year;

(j) directly or indirectly sold, leased, licensed, abandoned, mortgaged or otherwise encumbered or subjected to any Lien (other than a Permitted Lien) or otherwise disposed in whole or in part any of its material properties, assets or rights or any interest therein, except in the Ordinary Course;

(k) entered into or amended the terms of any lease of real property;

(l) (i) wrote-off as uncollectible any notes or Accounts Receivable except write-offs in the Ordinary Course charged to reserves, (ii) wrote-off, wrote-up, or wrote-down any other material asset of the Company, or (iii) materially altered its customary time periods for collection of Accounts Receivable or payments of accounts payable;

(m) paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any action for Damages, in each case in excess of $10,000 individually or $25,000 in the aggregate, or commenced any lawsuit for Damages in excess of $10,000 individually or $25,000 in the aggregate, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheet, (ii) liabilities incurred or paid since the Balance Sheet Date in the Ordinary Course, or (iii) payment of Indebtedness in accordance with Section 6.1;

(n) entered into any compromise or settlement of, or took any other action with respect to, any litigation, action, suit, claim, proceeding, or investigation;

(o) made any loan, advance, or capital contributions to or investment in any Person;

(p) incurred or committed to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate exceeds $25,000;

(q) entered into any new line of business outside of its existing lines of business;

(r) terminated or closed any material facility, line of business, or operation;

(s) caused or suffered any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting the Company or its assets;

(t) suffered any Material Adverse Effect;

(u) waived, canceled, sold, leased, licensed or otherwise disposed of, for less than the face amount thereof, any material claim or right it has against others;

(v) granted or paid any severance or termination pay to any former officer, director, manager, or employee or agreed to pay any severance or termination pay to any current officer, director, manager or employee;

(w) directly or indirectly acquired or agreed to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company, individually or in the aggregate;

(x) created any Subsidiary;

(y) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(z) committed, agreed to, or contracted to do any of the foregoing.

3.10 Contracts.

3.10.1 Except (i) for this Agreement and the Ancillary Agreements, (ii) as disclosed on Schedule 3.10.1, Schedule 3.11, Schedule 3.16.1(b), Schedule 3.18.1, and Schedule 3.20.3, and (iii) for any oral agreements that were entered into in the Ordinary Course in connection with the employment of the Company’s employees and contractors (which employees and contractors, and their annual or other compensation, as well as any oral or written agreement related thereto, are disclosed on Schedule 3.20.2 and which oral agreements are terminable by the Company at will without the payment of any severance, penalty or other amount), the Company is not a party to or bound by any of the following Contracts (whether written or oral);

(a) any partnership, joint venture, or other similar Contract or arrangement, or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(b) any Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any asset) or any Contract, indenture, or other instrument that contains restrictions with respect to payment of any distribution in respect of the equity interests of the Company;

(c) any Contract that limits the Company from marketing, selling, or otherwise distributing its products or merchandise or providing its services in any geographic area, or from competing in any line of business or geographic area or with any Person or that grants any right of first refusal or first offer to any Person;

(d) any Contract or arrangement with (i) any Equityholder or any of its Affiliates, (ii) any Person directly or indirectly owning, controlling, or holding with power to vote, five percent (5%) or more of the outstanding voting securities of any Equityholder’s Affiliates, (iii) any Person five percent (5%) or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by any Equityholder or any of its Affiliates or (iv) any director, manager or officer of the Company or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer;

(e) any management service, consulting, or any other similar type of Contract;

(f) any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Company other than as set forth on Schedule 3.25;

(g) any employment, deferred compensation, severance, bonus, retirement, or other similar Contract or plan;

(h) any Contract involving payments by or to the Company of more than $25,000 in any twelve month period;

(i) any Contract with any agency, dealer, sales representative, or distributor for the marketing, selling and distribution of either the Company’s products and services;

(j) any material license;

(k) any leases of Company Real Property or material personal property;

(l) any Contract with any labor organization;

(m) any Contract or commitment providing for payments to a third party based in any manner upon the sales, purchases, receipts, income or profits of the Company;

(n) any Contract with a Governmental Authority with a value in excess of $10,000 in any twelve-month period;

(o) any Contract pursuant to which the Company (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property Right (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap software), (ii) is materially restricted in its right to use or register any Intellectual Property Rights, or (iii) permits or agrees to permit any other Person to use, enforce, or register any Intellectual Property Rights owned, used, or held by the Company, including any license agreements, coexistence agreements, and covenants not to sue related to such Intellectual Property Rights;

(p) any Contract that includes any material (i) any “most favored nations” terms and conditions, (ii) exclusive dealing arrangements or (iii) minimum purchase arrangement;

(q) any Contract (i) that grants any material right of first refusal or first offer to any Person or, (ii) that limits or restricts in any material respect the ability of the Company (or, after the Merger Effective Time, the Surviving Entity or any of its Subsidiaries or that purports to so limit or restrict Purchaser or any of its Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage or compete in any line of business, (C) obtain products or services from any Person or (D) own, operate, sell transfer, pledge or otherwise dispose of any material assets or business; or

(r) any other Contract that is material to the business of the Company and not made in the Ordinary Course.

3.10.2 Each Contract disclosed on Schedule 3.10.1 or required to be so disclosed (each a “Material Contract”) is valid and binding on the Company and to the Company’s knowledge, on each other party to such Contract. Each Material Contract is in full force and effect, and neither the Company nor, to the knowledge of the Company, any other party thereto, is in material default or material breach under the terms of any such Material Contract. The Company has delivered to the Purchaser true and complete copies of each written Material Contract and accurate summaries of the material terms of any oral Material Contracts (other than any oral Contracts that are terminable by the Company at will without the payment of any severance, penalty or other amount).

3.10.3 The Company has no knowledge of and has not received any written notice, or to the knowledge of the Company, oral notice, of (a) allegations of any current breach of any Material Contract that has not been fully cured as of the date hereof, (b) termination or threatened termination of any Material Contract or (c) nonrenewal of a Material Contract.

3.11 Insurance Coverage. Schedule 3.11 sets forth a list of all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, directors and managers, as applicable, of the Company (collectively, the “Policies”). Schedule 3.11 also sets forth a list and description of all claims made by the Company under the Policies (or any other insurance policies which were in effect) within the past three (3) years. With respect to each Policy, the Company has delivered to the Purchaser a true and complete copy of each such Policy (including all amendments thereto). All Policies are in full force and effect and there is no claim by the Company pending under any of such Policies as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such policies or bonds of any of the Policies. Current and historical limits of liability under the Policies have not been exhausted and are not impaired. None of the insurers of the Company have issued a reservation of rights letter in the defense of any pending claims. All premiums due and payable under the Policies have been paid, and the Company does not have any liability due for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Policies. There have been no temporal gaps in the insurance coverage of the Company prior to Closing. The Company has complied in all material respects with the terms and conditions of all of the Policies. To the Company’s knowledge (based solely on inquiries to its insurance broker), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in any termination of any of the Policies or any inability to assess claims that were incurred prior to Closing under any of the Policies. The Company has received no written notice of termination of any of the Policies.

3.12 Litigation. Except as disclosed on Schedule 3.12, there is no action, suit, arbitration, or administrative or other proceeding pending or , to the knowledge of the Company, threatened and to the knowledge of the Company no investigation is pending or threatened, against or materially affecting the Company, or any of its properties or assets. The Company has delivered to the Purchaser true, correct and complete copies of all pleadings, correspondence and other documents relating to each proceeding disclosed on Schedule 3.12 and each settlement or similar agreement entered into by the Company (i) during the three (3) year period prior to the date of this Agreement or (ii) with respect to which any material obligation of any party thereto is outstanding as of the date of this Agreement. Neither the Company nor any of the businesses of the Company are subject to or bound by any Order that would prevent or otherwise interfere with the ability of the Company or any Equityholder to consummate the transactions contemplated by this Agreement.

3.13 Compliance with Laws; Permits.

3.13.1 Except as disclosed on Schedule 3.13.1, the Company is not and for the past five years has not been, in violation of any applicable Law or Order, except violations that would not in any individual case or in the aggregate be material to the Company, its business or its assets, and for the past five years the Company has not received any written notice from a Governmental Authority of any violation or any alleged violation of any Law or Order. The Company is in compliance with all applicable Laws and Orders with respect to Company Products except violations that would not in any individual case or in the aggregate be material to the Company, its business or its assets.

3.13.2 Schedule 3.13.2 sets forth a list of each Permit held by the Company, or issued and held in respect of the Company, or required to be so issued and held to carry on the business of the Company as currently conducted. Except as disclosed on Schedule 3.13.2, each Permit disclosed on Schedule 3.13.2 is held by the Company and is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. Except as disclosed on Schedule 3.13.2, the Company is not in default under and, no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Permit held by the Company.

3.14 Properties; Sufficiency of Assets.

3.14.1 The Company does not own or has never owned any real property. Schedule 3.14.1 sets forth a list of all Company Real Property, including all real property leased or for which the Company holds a possessory interest (the “Leased Real Property”). All leases of Leased Real Property are valid, binding, and enforceable in accordance with their respective terms against the Company and, to the knowledge of the Company against each other party thereto, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. All rents currently due under such leases have been paid under each lease of Leased Real Property to which the Company is a party. There does not exist under any such lease any default on the part of the Company, or to the

Company’s knowledge, any other party thereto, or to the Company’s knowledge any event which with notice or lapse of time or both would constitute a default. The Company is in peaceful and undisturbed possession of the space and/or estate under each lease of which it is a tenant and has sufficient rights of ingress and egress to and from all such Leased Real Property and to the public street systems for all usual street, road and utility purposes currently required by the Company. No Equityholder or Affiliate of an Equityholder is a landlord under any lease relating to Leased Real Property. The Company has not received any written notice of any appropriation, condemnation, or like proceeding affecting the Leased Real Property, or of any violation of any applicable zoning Law or Order relating to or affecting the Leased Real Property, and to the knowledge of the Company, no such proceeding has been threatened or commenced. The Company Real Property constitutes all real property, buildings and other improvements necessary for the Company to conduct the business as currently conducted. Except as disclosed on Schedule 3.14.1, to the knowledge of the Company, no person or improvement is encroaching upon any of the Company Real Property, and none of the activities of the Company on the Company Real Property or any of the improvements thereon are encroaching upon the property of others or easements or rights-of-way in favor of others.

3.14.2 The assets owned or leased by the Company (including real, personal, tangible, and intangible property), or that the Company has or will have the right to use (including real, personal, tangible, and intangible property), constitute all of the assets held for use or used by the Company in connection with the Business and are sufficient for the Company to conduct the Business as conducted as of the date of this Agreement. The Company has good title to all of its tangible personal property (other than leased assets), including the property listed and described in Schedule 3.14.2, in each case, free and clear of all Liens except as specifically disclosed on Schedule 3.14.2 and except for Permitted Liens. Except pursuant to this Agreement, the Company is not a party to any contract or obligation whereby there has been granted to any Person an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of the Company. The equipment owned or leased by the Company is, taken as a whole, in materially good operating condition and state of repair, subject to ordinary wear and tear.

3.15 Accounts Receivable. The Accounts Receivable outstanding on the date hereof do, and the Accounts Receivable outstanding on the Closing Date will, represent sales actually made or services actually performed or to be performed in the Ordinary Course in bona fide, arms-length transactions. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Balance Sheet. All Accounts Receivables have been fully collected or may be fully collected without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof (subject to any allowance for bad debt taken into account in the determination of Estimated Closing Date Working Capital). The Company’s reserves for Accounts Receivable have been determined in accordance with the Company’s immediate past practices. To the Company’s knowledge, no claims of rights of setoff exist that would exceed such reserves. The Company has not factored or discounted, or agreed to factor or discount, any Accounts Receivable. The Company has documentation, books and records sufficient to document its rights with respect to all of its Accounts Receivable and of all instruments, documents or agreements creating security therefor, if any.

3.16 Intellectual Property.

3.16.1 Schedule 3.16.1(a) sets forth a complete and correct list of the Company’s (i) issued patents and patent applications, (ii) domain names and registered trademarks and applications therefor, (iii) registered copyrights and applications therefor and (iv) rights in material software (other than licenses and shrink wrap licenses for commercial off-the-shelf software products) and all documentation, including user manuals and training material, related thereto, which is owned by the Company in any jurisdiction in the world (the “Company Owned Intellectual Property”). Schedule

3.16.1(b) sets forth all material licenses (other than shrink wrap licenses), sublicenses, and other similar agreements relating to Intellectual Property Rights, including any enterprise, perpetual or irrevocable licenses, ongoing software or website maintenance agreements, as to which the Company is a party, including the identity of all parties thereto other than licenses and shrink wrap licenses for commercial off-the-shelf software products (the “Company Licensed Intellectual Property”). Except as disclosed on Schedule 3.16.1(c), no source code for any Company Owned Intellectual Property has been delivered, licensed, or is subject to any source code escrow obligation by the Company to any Person.

3.16.2 The Company owns or has valid and legally enforceable right to use, free and clear of any Liens (other than Permitted Liens and any Liens imposed by the terms of licenses to Company Licensed Intellectual Property), all Intellectual Property Rights necessary to conduct the business of the Company as currently conducted.

3.16.3 [Reserved]

3.16.4 Except as disclosed on Schedule 3.16.4:

(a) To the knowledge of the Company, neither the use of any Intellectual Property Rights by the Company nor the conduct of its respective Business as currently conducted or as conducted in the past, infringes any intellectual property rights or other proprietary rights of any other Person;

(b) to the knowledge of the Company, no Person is infringing on misappropriating, or using on an unauthorized basis any Intellectual Property Rights owned, used or held for use by the Company or that any Person is threatening to make such a claim;

(c) except as otherwise reflected in any Material Contract listed on Schedule 3.10 or any license listed on Schedule 3.16.1(c), no Company Owned Intellectual Property Right is subject to any outstanding Order, stipulation, or agreement materially restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person;

(d) except as otherwise reflected in any Material Contract listed on Schedule 3.10 or any license listed on Schedule 3.16.1(c), to this Agreement the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right;

(e) all developers, creators, inventors, and authors of Company Owned Intellectual Property Rights who were not employees of the Company at the time of the development, creation, invention, or authorship of such Intellectual Property Rights have assigned to the Company all of their rights, title, and interest to such Intellectual Property Rights to the extent required for the Company to have such rights in the Company Owned Intellectual Property as is otherwise represented in this Section 3.16.4;

(f) the Company Owned Intellectual Property Rights developed, created, invented, or authored by individuals who were employed by the Company at the time of such development, creation, invention, or authorship is the sole property of the Company and no such employee has any rights, title, or interest in such Intellectual Property Rights. All employees of the Company have executed and delivered to the Company an agreement (i) transferring to the Company any Intellectual Property Rights developed, created, invented, or authored by such employee or (ii) prohibiting disclosure of the Company’s confidential and proprietary information including non-public information regarding Intellectual Property Rights owned, used or held for use by the Company;

(g) except as otherwise reflected in any Material Contract listed on Schedule 3.10 or any license listed on Schedule 3.16.1(c), in connection with the use of the Intellectual Property Rights by the Company, the Company does not owe to any other Person any fee, royalty, or other payment as a result of the use of such Intellectual Property Rights;

(h) except as otherwise reflected in any Material Contract listed on Schedule 3.10 or any license listed on Schedule 3.16.1(c), the Company has not entered into any license or other Contract pursuant to which the Company has granted to any other Person the right to use any Intellectual Property Rights, including, but not limited to any patent, trademark or copyright license agreements;

(i) to the knowledge of the Company is not using, and it will not be necessary for the Company to use, (i) any inventions or other intellectual property rights of any of its past or present employees or contractors made prior to or outside the scope of their employment by the Company and that have not been assigned by such employee or contractor to the Company to the extent of the Company’s use or (ii) any confidential information or trade secrets of any former employer of any such person;

(j) there are no actions that must be taken by the Company within sixty (60) days following the Closing Date that, if not taken, would result in the loss of any registered Company Owned Intellectual Property Rights, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or similar foreign office) actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any registered Company Owned Intellectual Property Rights; and

(k) the Company has taken commercially reasonable steps to protect and preserve the confidentiality of all of its non-public confidential and proprietary Intellectual Property Rights that is not otherwise publically disclosed in published patents or patent applications or registered copyrights.

3.16.5 Except as disclosed in Schedule 3.16.5, the Company has not: (i) used in its software products or tools any software that is distributed as “open source software” (including any software distributed under a license that is approved by the Open Source Initiative and listed at http://www.opensource.org) (“Open Source Materials”) in a manner that would create obligations for the Company with respect to, or grant, or purport to grant, to any third party, any rights or immunities under, any Company Owned Intellectual Property; or (ii) entered into any license requiring the Company to disclose or distribute source code of the Company’s software products or tools. To the Company’s knowledge, the Company is not under any obligation to contribute any of its software or source code that is integral to the functionality of the Company’s products, or to disclose the Company’s proprietary software programs, as a result of its use of Open Source Materials. Schedule 3.16.5 contains a list of all material open source software used by the Company in its products. To the Company’s knowledge, the Company’s software products do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” virus or worm or other code that could reasonably be expected to materially disrupt, disable, harm or otherwise impede, the operation of the Company’s software or its computer systems or networks, other than license keys and electronic audits incorporated by the Company to assist in auditing, monitoring and enforcing the terms of the Company’s software license.

3.17 Environmental Matters.

3.17.1 Except as disclosed on Schedule 3.17.1 the Company is in compliance with all applicable Environmental Laws and holds and is in compliance with all Environmental Permits, all of which Environmental Permits have been provided to the Purchaser prior to the date hereof and are listed on Schedule 3.17.1(b).

3.17.2 There are no pending or threatened Environmental Claims against the Company or the Company Real Property or Leased Real Property;

3.18 Plans and Material Documents.

3.18.1 Schedule 3.18.1 sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all other compensation or benefit plans, programs, arrangements, contracts, or schemes, written or oral, statutory or contractual, with respect to which the Company, or any ERISA Affiliate of the Company, has any obligation or liability to contribute or that are maintained, contributed to or sponsored by the Company or any such ERISA Affiliate for the benefit of any current or former employee, officer, manager or director of the Company or any such ERISA Affiliate (collectively, the “Plans”). With respect to each Plan, the Company has delivered to the Purchaser a true and complete copy of each such Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Plan including, and to the extent applicable, (a) a copy of each trust or other funding arrangement, (b) each summary plan description and summary of material modifications, (c) the three most recently filed IRS Forms 5500 (including all schedules) and (d) the most recent determination letter referred to in Section 3.18.4.

3.18.2 None of the Plans (a) is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (b) is a “multiemployer plan” as defined in Section 3(37) of ERISA, (c) is a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (d) provides for the payment of separation, severance, termination, or similar-type benefits to any Person or (e) is subject to Section 409A of the Code, or (f) provides for or promises retiree medical or life insurance benefits to any current or former employee, officer, director, manager, member, shareholder or partner, as applicable, of the Company, or any ERISA Affiliate of the Company except to the extent required by Law. Each of the Plans is subject only to the federal or state Laws of the United States or a political subdivision thereof.

3.18.3 Each Plan is in compliance in all material respects with, and has for all relevant periods been operated in in all material respects in accordance with, its terms and the requirements of all applicable Laws, and the Company and each ERISA Affiliate of the Company has satisfied in all material respects all of its statutory, regulatory, and contractual obligations with respect to each such Plan. No action, suit, claim, or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course), and no fact or event exists that could give rise to any such action, suit, or claim.

3.18.4 Each Plan or related trust that is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code is so qualified and has either received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified or exempt or is established on a pre-approved form of plan document that has received a favorable opinion letter from the IRS that such form of plan document is so qualified or exempt, and nothing has occurred since the date of such determination, advisory, or opinion letter that would reasonably be expected to adversely affect the qualified or exempt status of any Plan or related trust.

3.18.5 There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company, nor any ERISA Affiliate of the Company, has incurred any liability for any material excise tax arising under the Code with respect to a Plan and no fact or event exists that could give rise to such liability. Neither the Company, nor any ERISA Affiliate of the Company, has incurred any liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation), and no fact or event exists that could give rise to any such liability.

3.18.6 All contributions, premiums, or payments required to be made with respect to each Plan have been made on or before their due dates and within the applicable time required by the Plan and applicable Law. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and no fact or event exists which could give rise to any such challenge or disallowance.

3.18.7 There has been no amendment to, interpretation of, or announcement (whether or not written) by the Company or any ERISA Affiliate of the Company relating to, or change in employee participation or coverage under, any Plan, singly or in the aggregate, that would increase the expense of maintaining such Plan above the level of the expense incurred with respect thereto for the most recent fiscal year ended prior to the date of this Agreement. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, the Company or any ERISA Affiliate of the Company (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder), except as otherwise provided by Law or the terms of such Plan.

3.18.8 No employee or former employee of the Company or any ERISA Affiliate of the Company, is, or will become, entitled to any bonus, retirement, severance, job security, or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement or any of the Ancillary Agreements. The consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements will not result in any modification to the service credits accrued by any employee or former employee under any of the Plans. No payment, deemed payment, or any other benefit under any Plan or other compensatory arrangement could be nondeductible pursuant to Section 280G of the Code or result in an excise tax under Section 4999 of the Code.

3.18.9 Except as provided on Schedule 3.18.9, the Company is not party to any Contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, is in compliance with Section 409A of the Code, and the United States Treasury Regulations and IRS guidance thereunder.

3.18.10 The Company has not had, within the six (6) years preceding the date of this Agreement, any ERISA Affiliates.

3.19 Interests in Counterparties and Others. Except as disclosed on Schedule 3.19, to the knowledge of the Company, no Equityholder and no other officer, manager or director of the Company or any of their respective Affiliates possesses, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of the Company, including any counterparty to any Material Contract. To the knowledge of the Company, no Equityholder, or any officer, director or manager of the Company or any of their respective Affiliates has directly or indirectly offered or solicited any significant payment or other benefit that the Company considers or reasonably should consider to be illegal or in violation of Company policy in order to promote sales or help, procure, or maintain good relations with any seller to, or supplier, lessor, lessee, licensor, competitor, or potential competitor of the Company, including any counterparty to any Material Contract. The Company has not transferred any of its assets or properties to, or bought any assets or properties from, any Equityholder or, to the knowledge of the Company, any Affiliate of an Equityholder, except for compensation, dividends, usual and customary benefits, perquisites, and reimbursements of business expenses in the Ordinary Course. Ownership of five percent (5%) or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 3.19.

3.20 Relationships; Employee Compensation.

3.20.1 The Company has not been notified by any employee or independent contractor of the Company in writing, or to the knowledge of the Company, orally, that such employee or contractor intends to terminate his or her employment or engagement with the Company as a result of the transactions contemplated by this Agreement. The employment of each employee of the Company is terminable at the will of the Company except as otherwise provided by Law. Except as required by Law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

3.20.2 Schedule 3.20.2 lists all employees and independent contractors of the Company and each such employee’s annual salary and target bonus opportunity, work location, the employing entity, date of hire or engagement, scope of employment (e.g., full or part-time or temporary), overtime classification (e.g., exempt or non-exempt), severance obligations, deferred compensation paid or payable and any other compensation and benefits payable, maintained or contributed to or with respect to each employee which any potential liability is borne by the Company.

3.20.3 Except for the employment agreements specifically set forth on Schedule 3.20.3 and the Material Contracts set forth on Schedule 3.10.1, to the knowledge of the Company, no current or former employee, officer, director or manager of the Company is in violation of any Contract, including any confidentiality, non-competition, or proprietary rights Contract, between such employee, officer, director or manager and any other Person as result of the performance of his or her current duties for the Company.

3.21 Other Employment Matters.

3.21.1 Except as disclosed on Schedule 3.21, (a) the Company is in material compliance with all Laws and other obligations respecting employment and employment practices and terms and conditions of employment, including all minimum wage and overtime Laws and wage payment Laws, employee notification, leave, affirmative action, child labor, immigration, employment discrimination, disability rights or benefits Laws, have not received any notice of an investigation, charge, citation, penalty, or assessment from any Governmental Authority with respect to such labor and employment Laws and have not, and are not, engaged in any unfair labor practice in violation of the National Labor Relations Act of 1935, (b) no unfair labor practice charge or complaint or labor arbitration proceeding is pending against the Company, (c) during the past five (5) years there have been no and there currently are no labor strike(s), dispute(s), slowdown(s), or work stoppage(s) pending or threatened against or involving the Company, (d) the Company is not party to any collective bargaining agreement and no collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor union organization and no collective bargaining agreement or other contract, agreement, arrangement or understanding with a labor union or labor union organization is currently being negotiated by the Company, (e) the Company has not breached a collective bargaining agreement, (f) no representation question exists respecting employees of the Company and (g) no claim regarding or on behalf of any employee(s) of the Company or related to any employment practice of the Company has been asserted in writing and is currently pending or threatened, against the Company.

3.21.2 All employees of the Company located in the United States are, to the knowledge of the Company, legally authorized to work in the United States either because of their status as United States citizens, legal permanent residents, or by virtue of possessing a visa under Law relating to immigration control which visa allows for such employee to work in the United States. All employees, agents, and contractors of the Company outside of the United States are legally authorized to work in such jurisdiction where they work pursuant to the Laws of such country. To the Company’s knowledge, the Company has not hired, recruited or referred for a fee a Person who is not legally authorized to be employed in the United States, or knowingly employed a Person that is not legally authorized to be employed in the United States or continued to employ a Person knowing the Person ceased to be legally authorized to be employed in the United States. The Company has complied with Law relating to immigration control for all of its employees, agents and contractors including with respect to the Form I-9 recordkeeping and retention. The Company has not received any written notice from any Governmental Authority that the Company is in violation of any Law pertaining to immigration control.

3.22 Workers’ Compensation/OSHA.

3.22.1 The Company has provided to the Purchaser all inspection reports issued under OSHA or any other occupational health and safety legislation. Except as disclosed on Schedule 3.22.1, there are no outstanding inspection orders or any pending or, to the knowledge of the Company, threatened charges under OSHA or any other applicable occupational health and safety legislation. Except as disclosed on Schedule 3.22.1, there have been no fatal or OSHA reportable accidents that could lead to charges under OSHA or any other applicable occupational health and safety legislation. Except as disclosed on Schedule 3.22.1, the Company has complied in all material respects with any Orders issued to such entity under OSHA or any other applicable occupational health and safety legislation and there are no appeals of any Orders that are currently outstanding.

3.22.2 Except as disclosed on Schedule 3.22.2, there is not pending against the Company any workers’ compensation claims, and there are no facts that would give rise to such a claim or complaint. Except as disclosed on Schedule 3.22.2, the Company has not received any notice of a citation, penalty, or assessment from any Governmental Authority with responsibility for workers’ compensation or occupational safety and health. The Company is in material compliance with all Laws respecting worker’s compensation.

3.23 No Indebtedness. As of, and after giving effect to, the Closing, the Company will not have any Indebtedness or unpaid Selling Expenses, except to the extent reflected in the Final Adjustment Statement.

3.24 Customers and Suppliers.

3.24.1 Schedule 3.24.1 sets forth a list of all of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the dollar amount of payments to or purchases therefrom, during each of the twelve months ended immediately prior to the date of this Agreement and the period beginning on the first day of the current fiscal year and ending on the last day of the last month ending prior to the date of this Agreement, showing purchases by and payments to the Company from and to each such supplier and customer during such periods (the “Major Customers and Suppliers”).

3.24.2 Except as set forth on Schedule 3.24.1, no Major Customer or Supplier listed on Schedule 3.24.1 has terminated its relationship with the Company or materially changed the pricing or other terms of its business with the Company and no such customer or supplier has notified the Company that it intends to terminate or materially change the pricing or other terms of its business with the Company as of or following the Closing.

3.25 Warranties. Except as set forth on Schedule 3.25, there is no currently pending claim for product liability, warranty or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (i) services rendered by the Company during periods through and including the Closing Date, or (ii) the operation of the Business during the period through and including the Closing Date. All services rendered by the Company in connection with the Business have been in substantial conformity with all applicable contractual commitments and specifications. No services provided by the Company in connection with the Business are subject to any guaranty, warranty, or other indemnity beyond the Company’s standard terms and conditions of sale, which terms and conditions of sale are fully set forth on Schedule 3.25 or as otherwise set forth in the Material Contracts.

3.26 Securities Laws Compliance. Each offer and sale, redemption and repurchase of Company Securities, including all convertible notes, options, warrants and other rights to purchase or acquire the Company Securities, was in compliance in all material respects with all applicable Laws and exempt from the registration requirements of the Securities Act and other applicable Laws, including any applicable state securities Laws.

3.27 Absence of Certain Business Practices. Except as disclosed on Schedule 3.27, neither the Company, nor to the knowledge of the Company, any officer, director, manager, employee, independent contractor, or any Person acting on behalf of the Company, has (a) received, directly or indirectly, any unlawful rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom the Company has done business directly or indirectly, (b) directly or indirectly, given or agreed to give any unlawful gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction), or (c) violated any provision of the FCPA or any other similar Laws in any other jurisdiction related to corruption or bribery. Neither the Company, nor to the knowledge of the Company, any officer, director, employee, manager, independent contractor or any Person acting on behalf of the Company, has used any funds for unlawful contributions, gifts, entertainment, or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the Company’s funds or been reimbursed from the Company’s funds for any such payment. The Company has, to the extent required by any applicable Law, instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance by the Company and each of its agents with the FCPA or any other similar Laws or regulations in any other jurisdiction that prohibit corruption or bribery and to prevent any breach of such Laws. The Company conducts and has at all times conducted its business in compliance with the FCPA and any similar anti-bribery and anti-corruption laws or regulations in any other jurisdiction.

3.28 Products.

3.28.1 Schedule 3.28.1 sets forth a true, correct and complete list of all (i) software applications, components, libraries or code owned by or developed by or for the Company (“Company Software”), (ii) software applications, components, libraries or code not owned by the Company that is incorporated or embedded in or bundled with any Company Software, but excluding Open Source Materials, and (iii) software, firmware or other technology components not owned by the Company that are incorporated in, provided with or used by the Company in connection with the development, use, exploitation, support or maintenance of any Company Software or Company Products, but excluding Open Source Materials. The Company has not disclosed any of the source code for any Company Software other than pursuant to Persons subject to maintain the strict confidentiality of such disclosure. Except as disclosed on Schedule 3.28.1, to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee of the Company that has executed an invention assignment agreement in favor of the Company. All Company Software, is, to the Company’s knowledge, free from any material defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Company Software

3.28.2 Schedule 3.28.2 sets forth a true, correct and complete list of all Company Products, including title and most current version and release number. Each Company Product conforms in all material respects to the specifications and documentation therefor and all applicable contractual commitments and express and implied warranties therefor.

3.29 Privacy and Security Matters.

3.29.1 The Company is, and at all times has been, in compliance in all material respects with all Privacy Laws and Contracts applicable to Data Activities (“Privacy Agreements”). The Company has delivered to Purchaser accurate and complete copies of all of the Privacy Agreements.

3.29.2 The Company has implemented written policies relating to Data Activities, including, without limitation, a publicly posted website privacy policy, mobile app privacy policy, and an information security program (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each Privacy and Data Security Policy in effect within the last three years, as well as a true, correct and complete copy of any third party audits, reviews or assessments of such Privacy and Data Security Policies previously commissioned by, or provided to, the Company. At all times, the Company has been and is in compliance in all material respects with all such Privacy and Data Security Policies. Neither the execution, delivery, nor performance of this Agreement by the Company, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

3.29.3 There is no pending, nor has for the last three years been any, written complaint, audit, proceeding, or written claim against the Company initiated by (a) any person or entity, (b) the United States Federal Trade Commission, any state attorney general or similar state official, or (c) any other governmental entity, foreign or domestic; or any regulatory or self-regulatory entity alleging that any Data Activity of the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice in violation of Law.

3.29.4 The Company has taken reasonable steps to ensure that all Personal Data in its possession or control is protected against unauthorized access or use. To the Company’s knowledge, there has been no unauthorized access, disclosure, use, or disclosure of Personal Data in the possession or control of the Company and any of its contractors with regard to any Personal Data obtained from or on behalf of the Company that have had or might reasonably be expected to have an adverse effect on the Company’s business or operations. To the Company’s knowledge, there have not been any unauthorized intrusions or breaches of security into the Company’s systems that have had or might reasonably be expected to have an adverse effect on the Company’s business or operations.

3.29.5 The Company takes reasonable steps to ensure that all Company Personal Data in the possession or control of third parties, including vendors, affiliates, and other persons providing services to the Company that have access to or receive Personal Data from or on behalf of the Company is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.

3.29.6 The Company does not collect and has not collected any Personal Data from natural Persons in connection with the provision or operation of the Company Products, other than Personal Data of natural Persons used or stored in compliance with Privacy Laws and Privacy Agreements.

3.29.7 The Company complies and at all times has complied in all material respects with all Contracts under which the Company uses or acquires any right or license to any Social Media Content or any API by which Social Media Content is made available by the operator of a Social Media Content site or platform. For Social Media Content that is made available to the Company by a customer of the Company, the Company complies with the provisions of the applicable Contract with that customer in respect to such Social Media Content. The Company Products do not present Social Media Content in a manner that suggests that the Social Media Content originated from the Company.

3.29.8 The Company is in compliance in all material respects with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state anti-spam Laws, and all other Laws governing marketing, promotion, and the transmission of unsolicited communications, and the transfer, storage, processing, handling and sharing any Personal Data.

3.30 Business Continuity. The Company currently maintains, and has maintained for the six (6) months prior to the date hereof, a plan with respect to business continuity and disaster recovery activities (a “Business Continuity Plan”). The Company’s Business Continuity Plan is current and consistent in all material respects with industry standards. None of the material computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any material disruption or interruption to the Company’s business or operations.

3.31 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Equityholder, the Company or any of its respective Affiliates, who might be entitled to any fee or commission paid by any Equityholder or the Company in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts and all obligations of the Company to each investment banker, broker, finder or other intermediary (including all indemnification obligations of the Company to any investment banker, broker, finder or other intermediary) shall be included in the Selling Expenses and paid to the investment banker, broker, finder, or other intermediary set forth thereon at Closing.

3.32 No Other Representations and Warranties. Except for the representations and warranties of the Company expressly set forth in this Article III (including the related portions of the Schedules), neither the Company nor any other Person acting on its behalf has made or makes any other express or implied representation or warranty, either written or oral. The Company hereby expressly disclaims any express or implied representations or warranties, written or oral, except those expressly set forth in this Article III, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its Representatives in any form or medium, including any projections or assurances of future revenue, profitability or success of the Surviving Entity or any representation or warranty arising from or implied by Law.

IV. REPRESENTATIONS AND WARRANTIES

OF EACH PRINCIPAL EQUITYHOLDER

Each Principal Equityholder, with respect to himself, herself or itself and no other Principal Equityholder, hereby represents and warrants as follows:

4.1 Organization. If such Principal Equityholder is not a natural Person, such Equityholder is duly formed, validly existing, and in good standing as a corporation under the Laws of the jurisdiction of its organization.

4.2 Authorization; Enforceability. Such Principal Equityholder’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which such Principal Equityholder is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within such Principal Equityholder’s capacity, power and authority and have been duly authorized by all necessary third party action. Such Principal Equityholder has all requisite capacity, power and authority to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which such Principal Equityholder is or will be a party. This Agreement and each Ancillary Agreement to which such Principal Equityholder is or will be a party has been or will be duly executed and delivered by such Principal Equityholder, and once executed and assuming that this Agreement is a valid and binding obligation on the other Parties hereto, will constitute, a legal, valid and binding agreement of such Principal Equityholder, enforceable against such Principal Equityholder in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.3 Non-Contravention. Except where the failure of any of the following to be true would not be material to the Principal Equityholder’s assets or ability to consummate the transactions contemplated herein, the execution, delivery and performance by such Principal Equityholder of this Agreement and each Ancillary Agreement to which such Principal Equityholder is or will be a party did not and will not (a) with respect to any Principal Equityholder that is an entity, violate the organizational or governing documents of such Principal Equityholder or (b) violate any Law or Order applicable to the Principal Equityholder.

4.4 Litigation. Except as disclosed on Schedule 4.4, there is no action, suit, arbitration, or administrative or other proceeding pending or, to the knowledge of such Principal Equityholder, threatened and to the knowledge of such Principal Equityholder no investigation is pending or threatened against or materially affecting such Principal Equityholder, and such Principal Equityholder is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of such Principal Equityholder to consummate the transactions contemplated by this Agreement or to otherwise perform his, her, or its obligations under this Agreement or any Ancillary Agreement to which such Principal Equityholder is or will be a party.

4.5 Finders’ Fees. Except as disclosed on Schedule 4.5, there is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of such Principal Equityholder or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Schedule 4.5 or required to be paid to the investment banker, broker, finder, or other intermediary set forth thereon shall be included in the Selling Expenses and paid at Closing.

4.6 No Other Representations and Warranties. Except for the representations and warranties of the Principal Equityholders expressly set forth in this Article IV (including the related portions of the

Schedules), no Equityholder nor any other Person acting on behalf of any Equityholder has made or makes any other express or implied representation or warranty, either written or oral. The Equityholders hereby expressly disclaims any express or implied representations or warranties, written or oral, except those expressly set forth in this Article IV, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its Representatives in any form or medium, including any projections or assurances of future revenue, profitability or success of the Surviving Entity or any representation or warranty arising from or implied by Law.

V. REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser represents and warrants to the Equityholders as follows:

5.1 Organization. The Purchaser is duly formed, validly existing, and in good standing as a corporation under the Laws of the State of Delaware. Merger Sub is duly organized, validly existing and in good standing as a corporation under the Laws of the State of Delaware. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub. Merger Sub has not engaged in any activities and does not hold any assets except (in each case) as necessary to be a party to and consummate the Merger.

5.2 Authorization; Enforceability. The Purchaser’s and Merger Sub’s execution, delivery, and performance of this Agreement and each Ancillary Agreement to which the Purchaser and/or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby, are within the Purchaser’s and Merger Sub’s, as applicable, capacity, power and authority and have been duly authorized by all necessary corporate action, as the case may be. The Purchaser and Merger Sub have all requisite capacity, power and authority, as the case may be, to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which it is or will be a party. This Agreement and each Ancillary Agreement to which it is or will be a party has been or will be duly executed and delivered by the Purchaser and/or Merger Sub, as applicable, and once executed, and assuming that this Agreement is a valid and binding obligation of the other Parties hereto, will constitute, a legal, valid and binding agreement of the Purchaser and/or Merger Sub, as applicable, enforceable against the Purchaser and/or Merger Sub, as applicable, in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.3 Non-Contravention. Except where the failure of any of the following to be true would not be material to the Purchaser’s or Merger Sub’s business assets or ability to consummate the transactions contemplated herein, the execution, delivery and performance by the Purchaser and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party did not and will not (a) violate the governing or Organizational Documents of the Purchaser or Merger Sub or (b) violate any applicable Law or Order, (c) require any filing with or permit, consent, or approval of, or require the giving of any notice to (including under any right of first refusal or similar provision), any court or other Person (including filings, consents, approvals required under any Permits, or any leases, franchises, contracts, or other filings, consents or approvals required under any Permits, or any leases, franchises, contracts or other agreements to which the Purchaser and/or Merger Sub will be a party), except where the failure to so file, (d) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation of, the Purchaser and/or Merger Sub, as applicable, or to a loss of any benefit to which the Purchaser and/or Merger Sub, as applicable, is entitled, under any material Contract or any material Permit or (e) result in the creation or imposition of any Lien on any material assets of the Purchaser and/or Merger Sub, as applicable.

5.4 Litigation. There is no action, suit, arbitration, or administrative or other proceeding pending or, to the knowledge of the Purchaser, threatened and to the knowledge of the Purchaser no investigation is pending or threatened against or materially affecting the Purchaser, and the Purchaser is not subject to or bound by any Order, in either case that would prevent or otherwise interfere with the ability of the Purchaser to consummate the transactions contemplated by this Agreement or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party.

5.5 Finders’ Fees. There is no investment banker, broker, finder, or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any Affiliate thereof, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

5.6 Reliance. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III and of the Principal Equityholders set forth in Article IV of this Agreement (including the related portions of the Schedules); and (b) none of the Company, the Equityholders or any other Person has made, and Purchaser has not relied upon, any representation or warranty as to the Company, the Equityholders this Agreement or the transactions contemplated herein, except as expressly set forth in Article III and Article IV of this Agreement (including the related portions of the Schedules).

5.7 No Other Representations and Warranties. Except for the representations and warranties of the Purchaser expressly set forth in this Article V (including the related portions of the Schedules), neither the Purchaser nor any other Person acting on behalf of the Purchaser has made or makes any other express or implied representation or warranty, either written or oral. The Purchaser hereby expressly disclaims any express or implied representations or warranties, written or oral, except those expressly set forth in this Article V, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchaser furnished or made available to the Company or the Equityholders and their Representatives in any form or medium, including any representation or warranty arising from or implied by Law.

VI. CERTAIN COVENANTS

6.1 No Indebtedness or Liens. At or prior to the Closing, the Company shall satisfy all outstanding Indebtedness (including by means of the Closing Indebtedness Payments and the Closing Payments). At or prior to the Closing, the Company shall terminate all Liens on or against any assets or equity interests of the Company other than the Permitted Liens or Liens to be released as a result of the Closing Indebtedness Payments and the Closing Payments.

6.2 Termination of Member Agreements and Similar Arrangements. At or prior to the Closing, the Principal Equityholders and the Company shall cause, or shall have caused, the termination of any and all voting trusts or agreements, registration rights agreements, pledge agreements, buy-sell agreements, rights of first refusal or preemptive rights, stockholders agreements, limited liability company member agreements, proxies or similar agreements, arrangements or understandings relating to the Company Securities or the Subsidiary Securities, except for any Ancillary Agreement to which any Equityholder is or will be a party.

6.3 Further Assurances. From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense.

6.4 Conduct of Business of the Company.

6.4.1 During the period from the date of this Agreement through the Closing, the Company will, and the Principal Equityholders will cause the Company to, conduct its operations only in the Ordinary Course (including managing its working capital in accordance with its past practice and custom) and, without limiting the generality or effect of the foregoing, use commercially reasonable efforts to: (a) preserve intact its business organization, (b) keep available the services of its officers and employees, (c) continue in full force and effect without material modification all Policies, (d) pay its Indebtedness and trade and other accounts payable punctually when and as the same will become due and payable and perform and observe, in all material respects, its duties and obligations under all Material Contracts, (e) maintain its relationships and goodwill with suppliers, franchisees, distributors, manufacturers, customers, landlords, employees, agents and others having business relationships with it, and (f) take any action that is required so that all representations or warranties of the Company are true and correct in all material respects (except for those qualified by materiality, which should be true in all respects) as of the Closing. The Company will, and the Principal Equityholders will, use their respective commercially reasonable efforts to cause the Company to, confer with the Purchaser concerning operational matters of a material nature and report periodically to the Purchaser concerning the business, operations, and finances of the Company.

6.4.2 Without limiting the generality or effect of Section 6.4.1, prior to the Closing, the Company will not, except (i) as set forth in Schedule 6.4.2, (ii) or as required by applicable Law, or (iii) as otherwise contemplated by this Agreement, without the prior written consent of the Purchaser take any action or suffer any event described in Section 3.9.

6.5 Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Principal Equityholders will not, nor shall the Principal Equityholders permit the Company, any of its Affiliates, or Representatives of any of the foregoing (including advisors, agents, attorneys, employees, or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to any Person, other than the Purchaser (and its Affiliates and Representatives), concerning any purchase of any interests or any merger, asset sale, contribution, recapitalization, investment in, or similar transaction involving the Company. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Principal Equityholders will, and will cause the Company to, promptly (and in any event within two Business Days thereof) disclose to the Purchaser the existence or occurrence of any proposal or contract that it or its Representatives described above may receive or become aware of in respect of any such transaction and the identity of the Person from whom such a proposal or Contract is received.

6.6 Review of the Company. Prior to the Closing, the Company will permit the Purchaser, directly or through its Affiliates or Representatives, to review the properties, books, and records of the Company and its financial and legal conditions to the extent the Purchaser deems it necessary or advisable to familiarize itself with such properties and other matters. The Company will permit the Purchaser and its Representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to all the books and records (including Tax Returns) of the Company and to cause the officers of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the Business, properties, assets and liabilities of the Company as the Purchaser may from time to time reasonably request. The Company will deliver or cause to be delivered to the Purchaser such additional instruments, documents or certificates as the Purchaser may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Schedule attached to this Agreement and (b) consummating or evidencing the transactions contemplated by this Agreement.

6.7 Reasonable Efforts. The Company will and the Principal Equityholders will cause the Company to, and the Purchaser will, cooperate and use its reasonable efforts to take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws) to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable efforts to obtain, prior to the Closing, all Permits and consents of parties to contracts with the Company, as applicable, as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, in no event will any Party or any of its Affiliates (including the Company or the Equityholders before or after the Closing) be required to (a) enter into or offer to enter into any divestiture, hold-separate, business limitation, or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement or (b) make any payment in connection with any consent or approval or condition to Closing set forth in any section of Article VIII that is necessary or advisable for the Equityholders or the Company to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.

6.8 Members’ Consent.

6.8.1 The Company and each Principal Equityholder shall take all action necessary in accordance with this Agreement, the DGCL and the Company’s Organizational Documents, as applicable, to secure as of the date hereof the approval of this Agreement by unanimous written consent of the Members entitled to vote thereon (“Member Written Consent”) executed by all Members entitled to vote thereon. As of or prior to the Closing, the Company shall deliver to Purchaser a copy of the Member Written Consent, duly executed by all Members entitled to vote thereon.

6.8.2 The Board of Managers of the Company shall, to the extent consistent with the discharge of their duties to the Members, recommend that the Members vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Member Written Consent.

6.9 Release.

6.9.1 Each Equityholder, on behalf of itself, himself or herself and such Equityholder’s successors and assigns and, if the undersigned is not a natural person, it and its Affiliates’ respective equityholders, directors, officers, managers, employees and representatives (collectively, the “Releasing Parties”), does hereby unconditionally and irrevocably release and discharge the Purchaser, the Surviving Entity and their respective Subsidiaries and Affiliates, and each of their predecessors, successors, joint ventures, assigns, equityholders, directors, officers, managers, employees, Affiliates and representatives in their capacities as such (collectively, the “Released Parties”), from any and all loss, liability, obligations claims, debts, accounts, covenants, contracts and judgments of every kind, in connection with any transaction or occurrence arising up to and including the Merger Effective Time, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including without limitation any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties prior to and including the Closing Date (including without limitation with respect to, arising out of or relating to the undersigned’s or any Released Party’s status (directly or indirectly through one or more other Persons) as an employee, stockholder, manager, optionholder, representative, agent, director and/or officer of the Company prior to and including the Closing Date, including without limitation any matters relating to, arising from, or in connection with, this Agreement or any of the documents entered into in connection therewith, any transactions entered into or consummated as contemplated by the Merger Agreement or any of the documents entered into in connection therewith, or the processes followed to approve, or the approvals of, any of the foregoing by the Company’s board of directors, managers, members or stockholders (including without limitation any claims relating to the fulfillment or breach of the fiduciary duties of the Company’s current or future board of directors, managers, members or stockholders)), whether known or unknown as of the date hereof, excepting only loss, liability, obligations claims, debts, accounts, covenants, contracts and judgments relating to the matters described in Section 6.9.2 (collectively, the “Released Claims”). Each such Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any claim or demand or any proceeding against any Released Party based upon any Released Claim.

6.9.2 Notwithstanding the foregoing, nothing contained in Section 6.9.1 shall affect the rights, liabilities or obligations of any rights of a Releasing Party (i) under this Agreement and the other agreements to which the Releasing Party is a party or of which it is an intended beneficiary in connection with the transactions contemplated by this Agreement, (ii) rights to salary and actual employee benefits accrued in favor of the Releasing Party in his or her capacity as an employee of or independent contractor to the Company, or (iii) claims for manager, director and/or officer indemnification that are pursuant to the Organizational Documents of the Company, claims for which shall be limited to the Tail Policy; or (iv) with respect to Capital BlueCross, an Affiliate of Geneia Holdings, LLC, all rights pursuant to the Master License Agreement dated November 1, 2015 between Capital BlueCross and the Company, as amended, including the Seventh Amendment dated May 31, 2016.

6.10 Directors’ and Officers’ Insurance. Prior to the Closing, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Current Policy”) for any current or former officer or manager of the Company (such persons, the “D&O Indemnified Persons” and such endorsement, the “Tail Policy”). The Equityholders shall be responsible for the cost of the Tail Policy and such amount shall be deemed a Selling Expense. The Tail Policy purchased by the Company shall provide the D&O Indemnified Persons with coverage for six (6) years from and after the Merger Effective Time with respect to acts or omissions occurring at or prior to the Closing Date and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts as the Current Policy. The Surviving Entity will not, and the Purchaser will cause the Surviving Entity not to, cancel or change the Tail Policy in any respect. The provisions of this Section 6.10 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise,

6.11 Access to Books and Records. For three (3) years after the Closing, the Purchaser shall, and shall cause Surviving Entity to, provide the Equityholders’ Representative and its authorized representatives with reasonable access, during normal business hours, to the books and records and personnel of the Surviving Entity in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby or with respect to periods or occurrences prior to or on the Closing Date, including, without limitation, for the purpose of preparing Tax Returns and providing assistance relating to final accounting functions relating to the Company. Unless otherwise consented to in writing by the Equityholders’ Representative, the Purchaser shall not, and shall not permit the Surviving Entity to, for a period of seven (7) years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Company (relating to the Business) for any period prior to the Closing Date without first giving reasonable prior notice to the Equityholders’ Representative and offering to surrender to the Equityholders’ Representative such books and records or any portion thereof which the Purchaser or the Surviving Entity may intend to destroy, alter or dispose of.

6.12 Treatment of Outstanding Options. All outstanding Company Options as of the Closing shall be treated in accordance with the procedures set forth in Section 2.6.2 hereof.

VII. TAX MATTERS

The following provisions of this Article VII shall govern the allocation between the Purchaser and Equityholders of responsibility for certain Tax matters involving the Company following the Closing Date. In the event of any conflict between the provisions of this Article VII and any other provision of this Agreement, the provisions of this Article VII shall control.

7.1 Preparation of Tax Returns.

7.1.1 The Equityholders Representative shall, at the Equityholders’ cost and expense, engage the Company’s existing tax preparer as provided herein to prepare or cause to be prepared for filing by the Company all Tax Returns required to be filed by the Company after the Closing Date for all taxable periods ending on or before the Closing Date (the “Pre-Closing Periods”) and for which the items of income, deduction, credit, gain or loss are passed through to the Equity Holders (such Tax Returns, the “Seller Tax Returns”). Such Seller Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the past practices of the Company, except to the extent required by applicable Law. Such Seller Tax Returns (including any related work papers or other information reasonably requested by the Purchaser), shall be provided to the Purchaser for its review not later than forty-five (45) Business Days before the due date for filing such Seller Tax Returns (including extensions). If the Purchaser does not provide the Equityholders’ Representative with a written description of the items in the Seller Tax Returns or the tax statement that the Purchaser intends to dispute within twenty (20) Business Days following the delivery to the Purchaser of such documents, the Purchaser shall be deemed to have accepted and agreed to such documents in the form provided, and the Purchaser shall thereafter cause all such Seller Tax Returns to be timely filed by the Company. The Equityholders’ Representative and the Purchaser agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Seller Tax Returns or the tax statement to permit the filing of such Seller Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Purchaser of such dispute, the Equityholders’ Representative and the Purchaser shall jointly request the Accounting Referee to resolve any issue in dispute at least five (5) Business Days before the due date of such Seller Tax Return, in order that such Seller Tax Return may be timely filed. The Accounting Referee shall make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Seller Tax Return in question, and the Purchaser shall cause the Company to file such Seller Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee. The determination of the Accounting Referee shall be binding on all Parties; provided that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Equityholders, on the one hand, and the Purchaser, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee. The Equityholders shall timely pay or cause to be paid all Taxes due and payable with respect to such Seller Tax Returns. Purchaser will (and will cause the Surviving Entity to) cooperate with the Equityholders’ Representative to enable the Equityholders’ Representative to utilize the Surviving Entity’s existing tax return preparation firm(s) (the “Accounting Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Equityholders’ Representative under the Accounting Firm’s engagement agreement sufficient for the Accounting Firm to take direction from the Equityholders’ Representative, or otherwise ensuring that the Equityholders’ Representative will have access to (and the ability to direct, even if indirectly through the Surviving Entity) the Accounting Firm. For the avoidance of doubt, the Surviving Entity will be responsible for filing the Seller Tax Returns.

7.1.2 In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the portion of such Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the Merger Effective Time (and for such purpose, the taxable period of the Company that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. The Purchaser shall cause the Company to prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all Pre-Closing Periods and all Straddle Periods, other than any Seller Tax Returns (“Purchaser Tax Returns”). Such Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except to the extent required by applicable Law. Such Tax Returns (including any related work papers or other information reasonably requested by the Equityholders’ Representative) shall be provided to the Equityholders’ Representative for its review not later than forty-five (45) Business Days before the due date for filing such Tax Returns (including extensions). If the Equityholders’ Representative does not provide the Purchaser with a written description of the items in the Tax Returns or the tax statement that the Equityholders’ Representative intends to dispute within twenty (20) Business Days following the delivery to the Equityholders’ Representative of such documents, the Equityholders shall be deemed to have accepted and agreed to such documents in the form provided, and the Purchaser shall thereafter cause such Tax Returns to be timely filed by the Company in the form provided to the Equityholders’ Representative. The Purchaser and the Equityholders’ Representative agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Equityholders’ Representative of such dispute, the Purchaser and the Equityholders’ Representative shall jointly request the Accounting Referee to resolve any issue in dispute at least five (5) Business Days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Accounting Referee shall make a determination with respect to any disputed issue within five Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Purchaser shall cause the Company to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee. The determination of the Accounting Referee shall be binding on all Parties; provided that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Equityholders, on the one hand, and the Purchasers, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee. In addition to the Purchaser Tax Returns prepared by the Purchaser pursuant to this Section 7.1.2, the Purchaser shall also submit to the Equityholders’ Representative, together with such Purchaser Tax Returns, the amount of the Pre-Closing Tax Liabilities for which the Equityholders are responsible (including, with respect to any Purchaser Tax Return for any Straddle Period) a proposed allocation of the Taxes with respect to any such Straddle Period for which the Equityholders are responsible pursuant to Section 9.2.1(c) hereof (the “Equityholders’ Purchaser Tax Return Taxes”), and the dispute resolution mechanism set forth in this Section 7.1.2 shall also apply with respect to such proposed Equityholders’ Purchaser Tax Return Taxes. The Equityholders shall pay or cause to be paid to the Purchaser on or before the date which is three (3) Business Days before the due date of each applicable Purchaser Tax Return (after giving effect to any valid extensions) the amount of the Pre-Closing Tax Liabilities for which the Equityholders are responsible as determined herein.

7.1.3 The Purchaser and the Equityholders’ Representative shall cooperate fully in connection with the filing of Tax Returns pursuant to this Section 7.1 and, subject in all respects to the provisions of Section 7.2 hereof, in connection with any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. The Purchaser and the Equityholders’ Representative shall (a) retain or cause to be retained all books and records that are in its or its possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Equityholders’ Representative, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (b) give the other parties hereto reasonable written notice before transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Equityholders’ Representative, as the case may be, shall allow the other Party to take possession of such books and records.

7.1.4 The Purchaser and the Equityholders’ Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby).

7.2 In the event a claim is made or a deficiency is alleged following the Closing relating to the Company by the IRS or any other taxing authority, which, if successful, would result in a loss or liability in respect of which indemnity may be sought against the Equityholders pursuant to this Agreement (collectively, an “Indemnity Tax Matter”), then the following shall apply:

7.2.1 After the Company receives actual notice of such claim or alleged deficiency, the Purchaser shall, or the Purchaser shall cause the Company to, promptly notify the Equityholders’ Representative in writing of such claim or alleged deficiency; provided, however, the failure to give such notice shall not affect the indemnification provided in this Agreement except to the extent the Equityholders have been materially and actually prejudiced as a result of such failure.

7.2.2 The Equityholders’ Representative shall have the right to represent, at the cost and expense of the Equityholders, the interests of the Company before the relevant taxing authority with respect to any Indemnity Tax Matter and shall have the right to control the defense, compromise or other resolution of any such Indemnity Tax Matter, in each case, to the extent it relates solely to any Seller Tax Return or any Pre-Closing Period of the Company, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Indemnity Tax Matter; provided, however, (i) the Purchaser shall have the right (but not the duty) to participate in the defense of such Indemnity Tax Matter and to employ counsel, at the Purchaser’s own expense, separate from counsel employed by the Equityholders’ Representative on behalf of the Equityholders, (ii) the Equityholders’ Representative shall keep the Purchaser informed with respect to the commencement, status and nature of any such Indemnity Tax Matter and will, in good faith, consult with the Purchaser regarding the conduct of or positions taken with respect to such Indemnity Tax Matter, and (iii) the Equityholders’ Representative shall not settle or compromise any such Indemnity Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2.3 Purchaser shall have the right to represent the interests of the Company before the relevant taxing authority with respect to any Indemnity Tax Matter with respect to any Straddle Period, and shall have the right to control the defense, compromise or other resolution of any such Indemnity Tax Matter with respect to any Straddle Period, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Indemnity Tax Matter; provided, however, (i) the Equityholders’ Representative shall have the right (but not the duty) to participate in the defense of such Indemnity Tax Matter and to employ counsel, at the expense of the Equityholders, separate from counsel employed by the Purchaser, (ii) the Purchaser shall keep the Equityholder Representative informed with respect to the commencement, status and nature of any such Indemnity Tax Matter and will, in good faith, consult with the Equityholders’ Representative the conduct of or positions taken with respect to such Indemnity Tax Matter, and (iii) the Purchaser shall not settle or compromise any such Indemnity Tax Matter without the prior written consent of the Equityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

7.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement, will be borne and paid when due by the Equityholders, and the Person(s) required by applicable law will, at the expense of the Equityholders, cooperate with the Equityholders to file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

7.4 Intended Tax Treatment. For U.S. federal income Tax purposes and, where applicable, for state and local income Tax purposes, the Parties shall report the Merger as a sale of 100% of the Equityholders membership interests in the Company to the Purchaser in exchange for the Transaction Consideration (the “Intended Tax Treatment”).

7.5 Purchase Price Allocation. The Parties agree to allocate the Purchase Price among the assets of the Company in accordance with the allocation schedule attached hereto as Exhibit E (the “Purchase Price Allocation”). The Parties intend that the allocation among the assets of the Company be consistent with Section 1060 of the Code and the related Treasury Regulations, and any analogous provisions of state, local or foreign Tax Law. The Parties shall cooperate with each other to promptly amend the Purchase Price Allocation to reflect any adjustments to the Purchase Price pursuant to this Agreement. The Purchase Price Allocation (as adjusted) is binding on the Parties for all Tax purposes. The Parties and their respective Affiliates shall report, act, and file all Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation. None of the Parties shall take any position on any Tax Return, before any Governmental Authority or in any examination, audit or proceeding, that is inconsistent with the Purchase Price Allocation.

VIII. CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Purchaser at the Closing. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction of the following conditions. Any condition specified in this Section 8.1 may be waived if consented to by the Purchaser; provided, however, that no such waiver shall be effective against the Purchaser unless it is set forth in writing signed by the Purchaser.

8.1.1 Representations, Warranties and Covenants of the Company and the Equityholders. (a) Each of the representations and warranties of the Company and the Principal Equityholders made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Company or the Principal Equityholders is expressly qualified by concepts of “Materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); (b) the Principal Equityholders shall, and shall have caused the Company to, have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Principal Equityholders or the Company on or before the Closing Date; and (c) the Company shall have delivered to the Purchaser a certificate dated the Closing Date, confirming the satisfaction of the conditions contained in Sections 8.1.1 (Representations and Warranties of the Company and the Principal Equityholders), and such other evidence of compliance with their obligations as the Purchaser may reasonably request at least two (2) days prior to the Closing Date.

8.1.2 Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate from an officer of the Company, dated as of the Closing Date, certifying that (i) the Organizational Documents of the Company attached to the certificate are true and complete; (ii) such Organizational Documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (iii) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, if any; and (iii) the resolutions adopted by the Members and the Board of Managers of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the consummation of all other transactions contemplated by this Agreement, as determined by the Purchaser in its reasonable discretion, attached to the certificate, were duly adopted by written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.

8.1.3 No Injunction, Etc. No provision of any applicable Law and any Order or proceeding shall be in effect that shall prohibit or restrict the consummation of the Closing, or that shall impact adversely the operation of the Business.

8.1.4 No Proceedings. No proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, shall have been instituted by any Person before any Governmental Authority and be pending.

8.1.5 Required Filings. All actions by or in respect of, or filings by, the Company or the Equityholders, including the certificate of merger and articles of merger with the Secretaries of State of the States of Delaware with any Person required to permit the consummation of the Closing shall have been taken or made.

8.1.6 Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by the Company, the Equityholders and any other parties that are, as contemplated by this Agreement, to become a party thereto.

8.1.7 Third Party Consents; Governmental Approvals. The consents, approvals and waivers described on Schedule 8.1.7 shall have been received. All of the consents, approvals, authorizations, exemptions, and waivers from of filings with Governmental Authorities set forth on Schedule 8.1.7 that shall be required in order to enable the Purchaser to consummate the transactions contemplated by this Agreement shall have been obtained.

8.1.8 No Material Adverse Change. No change, event, occurrence, or circumstance shall have occurred or arisen since the date of this Agreement that, individually or when considered together with all other matters, has had or would reasonably be expected to have a Material Adverse Effect.

8.1.9 Good Standing Certificates. The Company shall have delivered to the Purchaser certificates of good standing for the Company from the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, as of a date within five (5) Business Days of the Closing Date.

8.1.10 Release of Liens. Except for Permitted Liens, all Liens on or against any assets of the Company or on or against any Company Securities or Subsidiary Securities shall have been released, and the Company shall have provided the Purchaser with documentation reasonably satisfactory to the Purchaser evidencing such release.

8.1.11 FIRPTA Compliance. The Purchaser shall have received from the Company a certificate of non-foreign status in the appropriate form under Treasury Regulations Section 1.1445-2(b)(2)(iv).

8.1.12 Offer Letters. The Purchaser or one of its Affiliates shall have entered into an offer letter with each of Joe Donlan and John Fiacco, in form and substance satisfactory to the Purchaser.

8.1.13 [Reserved]

8.1.14 Capital BlueCross Renewal. The Purchaser shall have received evidence that the Company and Capital BlueCross shall have entered into an agreement pursuant to which (i) Capital BlueCross shall renew the terms of the master license agreement between the Company and Capital BlueCross through at least October 31, 2017 and (ii) Capital BlueCross, in addition to any current unpaid commitments, shall agree to pay the Company at least $500,000.00 in connection with such renewal within thirty (30) days of the Merger Effective Time.

8.1.15 Deliveries. The Company and the Equityholders shall have delivered to Purchaser the following:

(a) The Closing Certificate;

(b) the executed Member Written Consent;

(c) written resignations of each of the managers, directors and officers of the Company, other than those directors, managers and officers specified by Purchaser;

(d) the Escrow Agreement, executed by the Escrow Agent and the Equityholders’ Representative;

(e) the Payments Administration Agreement, executed by the Payments Administrator and the Equityholders’ Representative;

(f) the payoff letters as set forth in Section 2.8.1;

(g) evidence reasonably satisfactory to the Purchaser that the Tail Policy will be in effect immediately following the Merger Effective Time;

(h) evidence of the termination of all equity incentive plans sponsored or maintained by the Company, including the Equity Incentive Plan, without liability to the Company and of the delivery of notice to the holders of outstanding Company Options of the Option Exercise Period and the conditions to exercise of such Company Options;

(i) evidence of the termination of all Plans;

(j) evidence that the Indebtedness of the Company held by Geneia, including the Geneia Deferred Payoff Amount, shall be satisfied in full with respect to the Company and the Surviving Entity upon receipt of the Closing Indebtedness Payments and payment of the Adjustment Escrow Amount and Residual Escrow Amount to the Escrow Agent and that all Liens with respect thereto shall be automatically and permanently released in full;

(k) evidence that any Indebtedness consisting of unreleased obligations for unpaid management fees, board fees, deferred compensation (including as a result of agreed-upon temporary reductions in compensation), accrued bonuses or similar payments (including for the grant of Company Options) to employees, consultants, directors and other service providers shall be satisfied in full or fully and unconditionally released prior to the Closing; and

(l) such other usual and customary documents, instruments, and certificates as the Purchaser may reasonably request at least two (2) days prior to Closing.

8.2 Conditions to Obligations of the Company and the Equityholders at the Closing. The obligations of the Company and the Equityholders to consummate the Closing are subject to the satisfaction of the following conditions. Any condition specified in this Section 8.2 may be waived if consented to by the Company; provided, however, that no such waiver shall be effective against the Equityholders unless such waiver is set forth in writing signed by the Company.

8.2.1 Representations, Warranties, and Covenants of the Purchaser. (a) Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects (or, if any specific representation or warranty of the Purchaser is expressly qualified by concepts of “Materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); and (b) the Purchaser shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Purchaser on or before the Closing Date.

8.2.2 No Injunction, Etc. No provision of any applicable Law and no Order shall be in effect with respect to the Purchaser that shall prohibit the consummation of the Closing.

8.2.3 Ancillary Agreements. Each of the Ancillary Agreements to which the Purchaser is a party shall have been executed and delivered by the Purchaser or its designee.

8.2.4 Required Filings. All actions by or in respect of, or filings by, the Purchaser required to be made or done to permit the consummation of the Closing shall have been taken or made.

8.2.5 Escrow Agreement. The Purchaser shall have delivered to the Equityholders’ Representative the Escrow Agreement, executed by the Purchaser and the Escrow Agent.

8.2.6 Payments Administration Agreement. The Purchaser shall have delivered to the Equityholders’ Representative the Payments Administration Agreement, executed by the Purchaser and the Payments Administrator.

8.2.7 Good Standing Certificates. The Purchaser shall have delivered to the Company certificates of good standing for the Purchaser and Merger Sub from the Secretary of State of the State of Delaware as of a date within five (5) Business Days of the Closing Date.

8.2.8 Officer’s Certificate. The Purchaser shall have delivered to the Company a certificate from an officer of the Company, dated as of the Closing Date, certifying that the resolutions adopted by the board of directors of the Purchaser and the board of directors of Merger Sub authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the consummation of all other transactions contemplated by this Agreement attached to the certificate, were duly adopted by written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.

IX. SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties of the Parties contained in this Agreement will survive the Closing for twelve (12) months thereafter (the “General Survival Period”); provided, however, that (a) the representations and warranties contained in Section 3.1 (Existence and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.3(a) and Section 3.3(b) (Non-Contravention; Consents) Section 3.4 (Capitalization), Section 3.8 (Tax Matters), Section 3.18 (Plans and Material Documents), Section 3.30 (Finders’ Fees), Article IV (Equityholder Representations), and Article V (Purchaser Representations) (collectively, the “Fundamental Reps”) shall survive the Closing for six (6) years. The certificates delivered pursuant to Section 8.1.1, Section 8.1.2 and Section 8.2.8, to the extent they affirm the continuing the truth and correctness of any representation and warranty in Article III, Article IV or Article V, shall survive with respect to each such underlying representation or warranty for the same period as such underlying representation or warranty, and such certificates shall otherwise expire at Closing. Notwithstanding the preceding sentence, if, prior to the expiration date of a particular representation or warranty, an Indemnified Party delivers notice to an Indemnifying Party of a Third Party Claim or Direct Claim in compliance with Sections 9.2.2 or Section 9.3.2, as applicable, that alleges with reasonable specificity a breach of such representation or warranty, such representation or warranty shall survive with respect to the breach(s) alleged in such Third Party Claim or Direct Claim until such claim is finally settled or adjudicated. Subject to any applicable statutes of limitations, covenants and agreements of the Parties contained in this Agreement to be performed following the Closing and all of Purchaser’s covenants and agreements to make payments pursuant to Article II, whether to be performed at or following Closing, will survive until one year following the date performance of such covenant or agreement is due, or if no performance date is specified, until expiration of the applicable statutes of limitation. All other covenants and agreements of the Parties will expire at Closing. The applicable expiration date of a representation, warranty or covenant set forth in this Section 9.1 is referred to herein as its “Survival Date”. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the Parties.

9.2 Indemnification by Equityholders.

9.2.1 From and after the Closing, subject to the terms and conditions of this Article IX, the Equityholders shall severally and not jointly, in accordance with each Equityholder’s Individual Equity Cap, indemnify, defend, and hold harmless the Purchaser and its equity owners, directors, managers, members, partners, officers, employees, and Affiliates (including, after the Closing, the Surviving Entity and its Subsidiaries) (collectively, all of the foregoing the “Purchaser Indemnified Parties”) against any and all Damages resulting or arising from:

(a) Any breach (or any claim by any third party which, if true, would constitute a breach) of any representation or warranty made by the Company or any Equityholder in Article III or Article IV of this Agreement;

(b) any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement made by the Company to be performed by the Company pursuant to this Agreement;

(c) any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement made by an Equityholder to be performed by such Equityholder following the Closing pursuant to this Agreement;

(d) any Pre-Closing Tax Liabilities, except to the extent such Taxes were taken into account as Current Liabilities or Selling Expenses;

(e) any Selling Expenses or Closing Indebtedness not taken into account in determining the Transaction Consideration;

(f) any inaccuracy in the Allocation Schedule;

(g) any claims by any current or past holder of Company Securities (including the Company Options) with respect to such equity interests or any distribution to any current or past holder of Company Securities of the payments made pursuant to this Agreement;

9.2.2 Time Limitations. The Purchaser Indemnified Parties shall have no right to make any claim pursuant to Section 9.2.1(a) or Section 9.2.1(b) with respect to a breach of a representation, warranty or covenant following the applicable Survival Date of such representation, warranty or covenant, unless on or before such Survival Date, the Purchaser Indemnified Party notifies the Equityholders’ Representative of such claim in compliance with Section 9.4 specifying the nature of the alleged breach and the factual basis of the claim in reasonable detail to the extent then known by the Purchaser Indemnified Party. The Purchaser Indemnified Parties shall have no right to make any claim pursuant to Section 9.2.1(c), Section 9.2.1 (d), Section 9.2.1 (e), or Section 9.2.1 (f) or Section 9.2.1 (g) following the sixth anniversary of the Closing Date.

9.2.3 Limitations on Indemnification of the Purchaser Indemnified Parties.

(a) The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) until the total amount of such Damages incurred by the Purchaser Indemnified Parties under Section 9.2.1(a), in the aggregate, exceeds $50,000 (the “Deductible”), in which case the Purchaser Indemnified Parties will be entitled to recover only Damages in excess of the Deductible; provided, however, the Deductible shall not apply to a breach of the Fundamental Reps or in the case of Fraud.

(b) The aggregate liability of the Equityholders under Section 9.2.1(a) shall not exceed the Indemnity Escrow Amount (the “Standard Indemnification Cap”), except for claims resulting from breach of Fundamental Reps or Fraud. The aggregate liability of the Equityholders for all claims hereunder (including liability under Section 9.2.(a)) shall not exceed $2,000,000 (the “Overall Indemnification Cap”); provided, however, the Overall Indemnification Cap shall not apply to limit the liability of an Equityholder who committed Fraud for Damages incurred by a Purchaser Indemnified Party arising from such Fraud.

(c) No Equityholder shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party with respect to a breach of any representation or warranty made by another Equityholder pursuant to Article IV, or with respect to any covenant or agreement made or to be performed by another Equityholder pursuant to this Agreement. In the event of a Purchaser claim against an individual Equityholder for with respect to a breach of any representation or warranty made by such Equityholder pursuant to Article IV, or with respect to any covenant or agreement made or to be performed by such Equityholder pursuant to this Agreement, the Purchaser’s recovery from the Indemnity Escrow Fund shall be limited to the portion of the Indemnity Escrow Fund that is equal to the proportion such Equityholder’s Individual Equityholder Cap bears to the Overall Indemnification Cap (subject to the applicable limitations set forth in this Article IX)

(d) The aggregate liability of each Equityholder pursuant to Section 9.2.1 shall, in all cases except for Geneia, be limited to the amount of Transaction Consideration paid to such Equityholder in respect of such Equityholders’ Units. Geneia’s aggregate liability pursuant to Section 9.2.1 shall be equal to difference of (i) the Overall Indemnification Cap minus (ii) the aggregate amount of Transaction Consideration paid to all Equityholders other than Geneia in respect of such Equityholder’s Units (the applicable individual liability limits for each Equityholder, including Geneia, described in the two preceding sentences shall be referred to herein as such Equityholder’s “Individual Equityholder Cap”); provided that the Individual Equityholder Cap shall not apply to limit the liability of an Equityholder (i) for a breach by such Equityholder of any covenant or agreement herein to performed after the Closing; or (ii) for Damages arising from Fraud committed by such Equityholder.

9.2.4 Waiver of Subrogation and Certain Rights. Each Equityholder expressly waives any rights of indemnification against the Company or its Affiliates for recovery of any amounts for which such Equityholder is liable to a Purchaser Indemnified Party under this Section 9.2. For avoidance of doubt, this waiver does not (i) release claims for indemnity relating to third party claims that may be asserted against such Equityholder in connection with the good faith performance of such Equityholder’s duties as an officer, manager or employee of the Company or its Affiliates, so long as there is no failure or breach as contemplated in Section 9.2.1(a) or Section 9.2.1(c) or (ii) release, waive or otherwise affect any Equityholder’s rights or possible claims under the Tail Policy. Each Equityholder expressly agrees and acknowledges that such Equityholder will have no right of contribution from, or right of subrogation against, the Company or the Surviving Entity in the event they are required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Section 9.2, except as set forth above.

9.3 Indemnification by Purchaser.

9.3.1 Subject to the terms and conditions of this Article IX, the Purchaser will indemnify, defend, and hold harmless the Equityholders (the “Equityholder Indemnified Parties”) against any and all Damages resulting or arising from: (a) any breach (or any claim by any third party which, if true, would constitute a breach) of any representation or warranty made by the Purchaser in this Agreement; and (b) any breach (or any claim by any third party which, if true, would constitute a breach) of any covenant or agreement made or to be performed by the Purchaser following the Closing pursuant to this Agreement.

9.3.2 The Equityholder Indemnified Parties shall have no right to make any claim pursuant to Section 9.3.1(a) or Section 9.3.1(b) with respect to a breach of a representation, warranty or covenant following the applicable Survival Date of such representation, warranty or covenant, unless on or before such Survival Date, the Equityholders’ Representative notifies the Purchaser of such claim in compliance with Section 9.4 specifying the factual basis of the claim in reasonable detail to the extent then known by the Equityholders’ Representative.

9.3.3 The Equityholder Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.3.1(a) until the total amount of such Damages incurred by the Equityholder Indemnified Parties under Section 9.3.1(a), in the aggregate, exceeds the Deductible, in which case the Equityholder Indemnified Parties will be entitled to recover Damages in excess of the Deductible; provided, however, the Deductible shall not apply to a breach of the Fundamental Reps or in the case of Fraud.

9.3.4 The maximum amount to which the Equityholder Indemnified Parties shall be entitled to indemnification for Damages pursuant to Section 9.3.1(a) shall be (i) the Standard Indemnification Cap except breaches involving Fundamental Reps and (ii) the Overall Indemnification Cap for breaches involving Fundamental Reps; provided, however, neither the Standard Indemnification Cap nor the Overall Indemnification Cap shall limit the liability of Purchaser for (i) Damages incurred by an Equityholder Indemnified Party as a result of Fraud committed by Purchaser; or (ii) a breach of the covenant to pay the Transaction Consideration as set forth in this Agreement.

9.4 Indemnification Procedures.

9.4.1 Except as provided in Article VII with respect to Indemnity Tax Matters (to which the procedures specified therein will apply), if any Person who or which is entitled to seek indemnification under Section 9.2 or 9.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least thirty (30) days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such thirty day period). Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party and will state with reasonable specificity the basis of the Indemnified Party’s claim that the Indemnifying Party is liable for indemnification under Section 9.2 or 9.3. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 9.4.1) to assume the defense thereof by appointing counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that:

(a) The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within thirty (30) days of the Indemnifying Party’s receipt of notice of the Third Party Claim. However, if the Indemnifying Party disputes any liability in connection with such matter, the Indemnifying Party may give the Indemnified Party written notice of its disclaimer of liability within thirty (30) days of the Indemnifying Party’s receipt of notice of the Third Party Claim.

(b) The Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ a reputable counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(c) The Indemnifying Party shall not be entitled to assume control of the defense of the Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay, except where the Indemnifying Party disclaims liability, the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks injunctive or other equitable relief applicable to the Indemnified Party, or (iii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Third Party Claim within thirty (30) days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes (upon having received written advice with supporting documentation from a recognized and reputable counsel) that the Indemnifying Party has failed to take such steps.

(d) If the Indemnifying Party assumes control the defense of any Third Party Claim then the Indemnifying Party shall be entitled to settle such claim; provided, that, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim. In no event will an Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim for which the Indemnified Party is seeking an indemnification payment hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld conditioned, or delayed). If the Equityholders as Indemnifying Party assumes the defense of and/or settles or compromises any third party claim as provided herein and the Deductible applies to such claim and has not been met with respect to the Indemnifying Party’s liability under Section 9.2.3(a), then (i) until such time as the Deductible has been met, the Indemnified Party will promptly reimburse the Indemnifying Party for any reasonable out-of-pocket costs and expenses (including attorney’s fees) incurred in the assumption of such defense and (ii) if the settlement or compromise of such third party claim is equal to or less than the remaining Deductible at such time (after taking into account any reimbursements pursuant to clause (i) above), then within five (5) business days after the settlement or compromise of such claim, the Indemnified Party shall pay to the Indemnifying Party the aggregate amount of the third party claim settled or compromised up to the amount of the then remaining Deductible.

9.4.2 Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) Business Days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party and will state with reasonable specificity the basis of the Indemnified Party’s claim that the Indemnifying Party is liable for indemnification under Section 9.2 or 9.3. The Indemnifying Party will have a period of twenty (20) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such twenty (20) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party pursuant to the terms and subject to the provisions of this Agreement and may recover from the Indemnified Party any Damages for which the Indemnified Party is liable hereunder.

9.4.3 A failure to give timely notice or to include any specified information in any notice as provided in Section 9.4.1 or 9.4.2 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to timely assume defense of a claim, recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure. For the avoidance of doubt, in each case in this Section 9.4 where the Indemnified Party or the Indemnifying Party is, collectively, the Equityholders, then in each such case all references to such Indemnified Party or Indemnifying Party, as the case may be, in this Section 9.4 shall be deemed (except for provisions relating to an obligation to make or a right to receive any payments) to refer to the Equityholders’ Representative acting on behalf of such Indemnified Party or Indemnifying Party, as applicable.

9.5 Miscellaneous Indemnification Provisions.

9.5.1 Purchaser Knowledge. The right to indemnification or other remedy based upon the representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired or capable of being acquired at any time prior to Closing, with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and agreements.

9.5.2 Certain Additional Limitations.

(a) Damages incurred by an Indemnified Party pursuant to Section 9.2 or Section 9.3 in respect of any Damages shall be calculated net of any actual insurance proceeds (net of direct collection expenses incurred by such Indemnified Party in procuring such recovery and any increased rates or future costs resulting directly from making any such claim) or any indemnity, contribution or other similar payment received by the Indemnified Party from any third party with respect thereto. An Indemnified Party will use commercially reasonable efforts to seek full recovery under all insurance policies covering any Damages to the same extent as they would if such Damages were not subject to indemnification hereunder; provided, that the foregoing shall not be construed to require any Indemnified Party to commence or pursue any proceeding against any applicable provider of insurance coverage. If an Indemnifying Party makes an indemnification payment hereunder, such Indemnifying Party shall be subrogated, to the extent of such payment, to all related rights of the Indemnified Party and its Affiliates in respect of any Damages indemnified by the Indemnified Party.

(b) Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of an Indemnified Party to mitigate any Damages which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation or warranty or the breach of any covenant of the Indemnifying Party hereunder.

(c) The Equityholders shall not be liable for any Damages to the extent that (i) the Balance Sheet reflected a reserve or provision with respect to such Damages; or (ii) such Damages were taken into account in the final determination of Closing Working Capital, Closing Indebtedness or Selling Expenses.

(d) This Agreement shall be interpreted in all cases to avoid duplication in calculation of the amount of Damages or double recovery by any Party of the same underlying amounts.

9.5.3 Transaction Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

9.5.4 Materiality. In light of the specificity provided by the Deductible, for purposes of calculating the amount of any Damages, any and all references qualified by concepts of “materiality” or “material adverse effect” shall be disregarded.

9.5.5 Manner of Payment; Escrow. Any indemnification owed by the Equityholders to the Purchaser Indemnified Parties pursuant to Section 9.2 shall first be paid from the Indemnity Escrow Fund (in which case the Equityholders’ Representative, on behalf of the Equityholders, and Purchaser shall promptly deliver any instruction or other documentation required by the Escrow Agent to permit such payment to such Purchaser Indemnified Parties). If the Indemnity Escrow Funds are insufficient to satisfy such indemnification obligation in full (taking into account the applicable limitations on indemnification set forth in this Article IX), then, the Equityholders shall be directly liable to the Purchaser Indemnified Parties (on a several and not joint basis) in accordance with the proportion that such Equityholder’s Individual Equityholder Cap bears to the Overall Indemnification Cap (subject to the applicable limitations set forth in this Article IX). Upon the expiration of the General Survival Period pursuant to Section 9.1, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, disburse to first to Geneia in accordance with the Allocation Schedule (as may be updated after Closing to reflect the inclusion of any Exercising Company Option Holder) and in satisfaction of any portion of the Geneia Deferred Payoff Amount not previously satisfied or included in the Geneia Deferred Payoff Escrow Amount and second, to the extent any such amount remains, (i) the balance of the Indemnity Escrow Fund as of the expiration of General Survival Period, less (ii) the aggregate amount claimed by the Purchaser Indemnified Parties from the Indemnity Escrow Fund in all claim notices delivered to the Escrow Agent and the Equityholder Representative on or prior to the expiration of the General Survival Period that Purchaser and the Equityholder Representative have not resolved as of the expiration of the General Survival Period; provided, however, that an Equityholder shall only be entitled to receive such distributions if such Equityholder has previously delivered to the to the Payments Administrator such Equityholder’s duly executed and completed Transmittal Letter.

9.5.6 Exclusive Remedies. The parties (other than the Equityholders’ Representative) acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud made against the Party who committed such Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX and Section 10.6.

X. MISCELLANEOUS.

10.1 Termination.

10.1.1 This Agreement may be terminated at any time prior to the Closing:

(a) by the written consent of the Purchaser and the Company;

(b) by the Purchaser, if there has been a breach by the Company or any Principal Equityholder of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligations of the Purchaser, as applicable, at the Closing, and such breach has not been waived by the Purchaser, as applicable, or, in the case of a covenant breach, cannot be or has not been cured by the Company or the Principal Equityholder within the earlier of (i) ten (10) Business Days after written notice thereof from the Purchaser or (ii) the Closing Date;

(c) by the Company, if there has been a breach by the Purchaser of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligations of the Equityholders at the Closing, and such breach has not been waived by the Company or, in the case of a covenant breach, cannot be or has not been cured by the Purchaser, as applicable, within the earlier of (i) ten (10) Business Days after written notice thereof by the Company or (ii) the Closing Date; or

(d) the Purchaser or the Company, if the transactions contemplated hereby have not been consummated by June 10, 2016; provided, however, that (i) the Purchaser or the Company, as applicable, will not be entitled to terminate this Agreement pursuant to this Section 10.1.1(d) if the Purchaser’s breach of this Agreement, on the one hand, or the Company’s or any Principal Equityholder’s breach of this Agreement, on the other hand, has prevented the consummation of the transactions contemplated by this Agreement.

10.1.2 If this Agreement is terminated pursuant to Section 10.1.1, all further obligations of the Parties under this Agreement (other than pursuant to Section 10.4 or Section 10.6.3, which will continue in full force and effect) will terminate without further liability or obligation of either Party to the other parties hereunder; provided, however, that (a) the Purchaser will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Purchaser to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by the Purchaser of any matter set forth in this Agreement and (b) the Company and the Equityholders will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Company or any Equityholder to have performed its or his material obligations under this Agreement or (ii) any material misrepresentation made by the Company or any Equityholder of any matter set forth in this Agreement. Nothing in this Section 10.1.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder, subject to the express terms and limitations set forth in this Agreement.

10.2 Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party at its address set forth in Annex II attached to this Agreement or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice. Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail or facsimile transmission, receipt confirmed in each case, with a copy contemporaneously being sent pursuant to clauses (x) or (y) above.

10.3 Amendments and Waivers.

10.3.1 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser, the Principal Equityholders and the Equityholders’ Representative (or by any successor to such Party), or in the case of a waiver, by the Party against whom the waiver is to be effective.

10.3.2 No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided will be cumulative and not exclusive of any rights or remedies provided for in this Agreement by Law.

10.4 Expenses. The Purchaser will pay or cause to be paid the fees and expenses incurred by the Purchaser (and its Affiliates, including the Merger Sub and, with respect to fees incurred for services performed after the Closing, the Surviving Entity) in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement. To the extent the Selling Expenses are not (i) paid by the Company prior to Closing, (ii) paid by the Purchaser in accordance with Section 2.8 or (iii) credited to Purchaser in the Final Adjustment Statement as Unpaid Selling Expenses and paid to Purchaser from the Adjustment Escrow Fund, the Equityholders will pay or cause to be paid the Selling Expenses in accordance with Section 9.2.1(e). If any Unpaid Selling Expenses credited to Purchaser in the Final Adjustment Statement are paid by the Equityholders outside of Closing, Purchaser shall promptly reimburse the Equityholders’ for such payments upon receipt of reasonable evidence of such payment by the Equityholders. Purchaser shall pay and discharge according to their respective terms any Unpaid Selling Expenses that are credited to Purchaser in the Final Adjustment Statement that were not paid at Closing in accordance with Section 2.8.

10.5 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party to this Agreement; and, provided, further, that (a) the Purchaser may assign any of its rights under this Agreement to any Affiliate; and (b) the Purchaser and its Affiliates may assign their rights under this Agreement to any of their financing sources as collateral security.

10.6 Equityholders’ Representative.

10.6.1 Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Equityholders will be taken by the Equityholders’ Representative on behalf thereof. The initial Equityholders’ Representative will be Shareholder Representative Services LLC. The Equityholders’ Representative may resign at any time. Upon its resignation, the holders of a majority of the voting power of the Company Securities at the time of Closing may designate a successor Equityholders’ Representative. Any Equityholders’ Representative so designated must be reasonably acceptable to the Purchaser.

10.6.2 Any change in the Equityholders’ Representative will become effective upon notice in accordance with Section 10.2. The Equityholders will indemnify and hold the Purchaser Indemnified Parties and their Representatives harmless from any claim of any Equityholder arising out of any act or omission by the Equityholders’ Representative in connection with the transactions contemplated by this Agreement.

10.6.3 Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Equityholders will be taken by the Equityholders’ Representative on behalf thereof. Each of the Equityholders hereby irrevocably appoints the Equityholders’ Representative, the agent and attorney-in-fact of each of the Equityholders for the purposes of acting in the name and stead of such Equityholder in: (a) paying any associated costs and expenses of the transactions hereunder required to be paid by such Equityholder; (b) giving and receiving all notices permitted or required by this Agreement and acting on Equityholders’ behalf hereunder for all purposes specified herein; (c) agreeing with the Purchaser as to any amendments to this Agreement which the Equityholders’ Representative may deem necessary or advisable, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (d) employing legal counsel; (e) paying any legal and any other fees and expenses incurred by the Equityholders’ Representative in consummating the transactions contemplated by this Agreement; (f) defending or settling claims arising under this Agreement; and (g) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the Equityholders’ Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if such Equityholders were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other Parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by Equityholders or by operation of Law, whether by the termination of the Equityholders’ Representative or by the occurrence of any other event. If any Equityholder should die or become incompetent or incapacitated, or any other event should occur, all actions taken by the Equityholders’ Representative pursuant to this Agreement shall be as valid as if such death, incompetence, or incapacity or other event had not occurred, regardless of whether the Purchaser or the Equityholders’ Representative, or any of them, shall have received notice of such death, incompetence, incapacity, or other event. The Equityholders’ Representative will be promptly reimbursed by the Equityholders for all reasonable expenses, disbursements and advances incurred by the Equityholders’ Representative in such capacity upon demand and shall have no obligation under any circumstances to advance funds to the Equityholders for any such expenses, disbursements and advances. The Equityholders’ Representative will incur no liability of any kind with respect to any action or omission by the Equityholders’ Representative in connection with the Equityholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Equityholders’ Representative’s gross negligence or willful misconduct. The Equityholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders, severally and jointly, agree to indemnify and hold harmless the Equityholders’ Representative for and from any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Equityholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Equityholders’ Representative, the Equityholders’ Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the

Equityholders’ Representative by the Equityholders, any such Representative Losses may be recovered by the Equityholders’ Representative from (i) the funds in the Expense Fund and (ii) the amounts in the Adjustment Escrow Fund and Indemnity Escrow Fund at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this section allows the Equityholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholders’ Representative from seeking any remedies available to it at law or otherwise. The Equityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Equityholders’ Representative or the termination of this Agreement.

10.6.4 Notwithstanding anything in this Agreement to the contrary, any claim, action or dispute (whether under Section 9.1 or otherwise) between Purchaser and one or more or individual Equityholders for breach of a representation and warranty under Article IV, breach of a covenant or agreement under this Agreement or Fraud committed by such individual Equityholder(s) and not by all Equityholders, shall be brought and maintained by Purchaser directly against such individual Equityholder(s), and Equityholders’ Representative shall have no duties or authority with respect to such claims. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the limitations on liability of the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholders’ Representative under this Section 10.6.3.

10.6.5 At the Closing, the Purchaser will wire US$75,000.00 (the “Expense Fund”) to the Equityholders’ Representative as a Selling Expense, which will be used for the purposes of paying directly, or reimbursing the Equityholders’ Representative for, any third party expenses pursuant to this Agreement and any ancillary agreements hereto. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Equityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Equityholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the completion of the Equityholders’ Representative’s duties, the Equityholders’ Representative will deliver the balance of the Expense Fund to the Payments Administrator for further distribution to the Equityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.

10.7 Third Party Beneficiaries. Except with respect to the D&O Indemnified Persons and as provided in Article IX, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.

10.8 Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware without regard to the conflict of Laws rules of such state. Each of the Parties hereby irrevocably consents and agrees that it shall bring any action, suit or proceeding with respect to any matter arising under or relating to this Agreement or any Ancillary Agreement or the subject matter hereof or thereof in the United States District Court in the State of Delaware (or if jurisdiction is not available in such court, then in a state court of the State of Delaware), unless such party, based on the good faith advice of its counsel, determines that any such court may not exercise or have jurisdiction over the other Party or such matter or that a judgment rendered by such court may not be enforceable in the jurisdiction of the organization of the other Party or a jurisdiction in which such other Party’s office(s) or assets are located. Each of the Parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the jurisdiction of the United States District Court in the State of Delaware (or if jurisdiction is not available in such court, then in a state court of the State of Delaware), in personam, generally and unconditionally, with respect to any such action, suit or proceeding. Each of the Parties hereby irrevocably consents to the service of process in any such action, suit or proceeding in any such court by the mailing of a copy thereof by registered or certified mail, postage prepaid, to such party at the address specified in Section 10.1 for notices to such Party. In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable Law. Each of the Parties hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit or proceeding in the United States District Court in the State of Delaware (or if jurisdiction is not available in such court, then in a state court of the State of Delaware) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

10.9 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile or portable document format (.pdf), and such signatures shall be treated as original signatures for all applicable purposes.

10.11 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

10.12 Entire Agreement. This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, and is a complete and final integration thereof. This Agreement and the Ancillary Agreements (including the Schedules, Exhibits, and Annexes) supersede all prior agreements, understandings, promises, representations and warranties, both oral and written, between the Parties with respect to the subject matter of this Agreement and such Ancillary Agreements, including the letter of intent dated April 19, 2016.

10.13 Confidentiality. In consideration of the benefits of this Agreement to the Equityholders and in order to induce the Purchaser to enter into this Agreement, the Equityholders hereby covenant and agree that from the date of this Agreement the Equityholders and their Affiliates shall, and shall cause the Company prior to the Closing to, keep confidential and not disclose to any other Person the terms of this Agreement or use for their own benefit or the benefit of any other Person any information regarding the Purchaser, or the Company (including the Surviving Entity). The obligation of the Equityholders and their Affiliates under this Section 10.13 shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 10.13; or (b) is required to be disclosed by Law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, the Equityholder required to disclose such information shall notify Purchaser as early as reasonably practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information. Notwithstanding the forgoing, each party and their respective employees, representatives and agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure. The authorization to disclose set forth in this section does not apply to the extent non-disclosure is necessary to comply with securities Laws, and does not extend to disclosure of any other information, including: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated herein, (ii) the identities of participants or potential participants in the transactions contemplated herein, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated herein), or (v) any other term or detail not relevant to the tax treatment or tax structure of the transactions contemplated herein. The Equityholder that discloses such information to any required Persons shall be responsible for any breach by those Persons of the terms in this Section 10.13.

10.14 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

10.15 Legal Representation.

(a) In any dispute or proceeding arising under or in connection with this Agreement including under Article IX, the Purchaser Indemnified Parties shall have the right, at their election, to retain DLA Piper LLP (US) (“DLA Piper”) to represent them in such matter and the Purchaser, for itself and for its successors and assigns and for the other Purchaser Indemnified Parties (including the Surviving Entity) and their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter. The Purchaser acknowledges that the foregoing provision shall apply whether or not DLA Piper provides legal services to the Surviving Entity after the Closing Date. The Purchaser, for itself and its successors and assigns and for the other Purchaser Indemnified Parties (including the Surviving Entity) and their respective successors and assigns, hereby irrevocably acknowledge and agree that all communications between the Purchaser Indemnified Parties and their counsel, including DLA Piper, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement, or any matter relating to any of the foregoing, are privileged communications between the Purchaser Indemnified Parties.

(b) In any dispute or proceeding arising under or in connection with this Agreement including under Article IX, the Equityholders and Equityholders’ Representative shall have the right, at their election, to retain Smith, Gambrell & Russell, LLP (“SGR”) to represent them in such matter and the Purchaser and the Merger Sub, for themselves and for their respective successors and assigns and for the other Purchaser Indemnified Parties (including Surviving Entity) and their respective successors and assigns, hereby (i) irrevocably consents to any such representation in any such matter and (ii) hereby knowingly and voluntarily waives any actual or potential conflicts of interest as a result of SGR representing one or more of the Equityholders’ Representative or the Equityholders in connection with the any such dispute or proceeding, notwithstanding SGR’s prior representation of the Company, including in connection with this Agreement and the transactions contemplated herein.

(c) the Purchaser and the Merger Sub, for themselves and for their respective successors and assigns and for the other Purchaser Indemnified Parties (including the Surviving Entity) and their respective successors and assigns, further agrees that the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege as to all communications between or among SGR, the Company, the Equityholders or any officer, director, employee, Representative or Affiliate of the Company (in such capacity), relating to this Agreement, the Transaction, the other contracts and instruments to be entered into pursuant to this Agreement and the transactions contemplated hereby or thereby, shall belong to Equityholders Representative following the Closing and shall not pass to or be claimed by Purchaser, the Surviving Entity or any of their respective Affiliates or Subsidiaries.

(d) Following the Closing, neither Purchaser, the Surviving Entity, the Purchaser Indemnified Parties nor their respective Affiliates or Subsidiaries shall have any rights of access to or control over any of records of SGR related to such transactions, which shall become the property of (and be controlled by) the Equityholders’ Representative on behalf of the Equityholders. Purchaser and Merger Sub acknowledges that it may be impracticable to remove from the records of the Surviving Entity (including emails and other electronic files) any privileged communications with SGR. Purchaser and the Merger Sub, for themselves and for their respective successors and assigns and for the other Purchaser Indemnified Parties (including Surviving Entity) and their respective successors and assigns, each agrees not to access, review or otherwise use, examine or rely upon such privileged communications that may remain in the records of the Surviving Entity, and irrevocably agree that no attorney client privilege, attorney work product or other privilege or protection is waived or intended to be waived by allowing such material to remain in the files of the Surviving Entity.

10.16 Press Release and Announcements. Any initial announcement or notice to third parties or to the public concerning the Transactions shall be jointly planned and coordinated between the Company and the Purchaser. No press release or other public announcement (including any release of information to any financial or other media or any independent mergers and acquisitions database) related to the Transactions shall be issued or made by any party hereto (nor will any party permit any of its advisors to do any thereof) without the prior approval of the Equityholders’ Representative and the Purchaser, (a) unless, in the reasonable opinion of counsel, such communication is required by applicable Law, in which case the Equityholders’ Representative and the Purchaser shall be afforded a reasonable opportunity to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication, (b) except for disclosure made in connection with the enforcement of any right or remedy relating to the Transaction, or (c) except for press releases or other public announcements by the Purchaser or its Affiliates that do not include the amount of consideration involved hereunder or the name of the Equityholders or their respective Affiliates (other than the Company). Nothing herein shall prevent any party hereto or any of its Affiliates which is a private equity or other investment fund from making customary disclosures to its investors. Notwithstanding the foregoing, after the public announcement of the Merger, the Equityholders’ Representative shall be permitted to disclose that it has been engaged to serve as the Equityholders’ Representative as long as such disclosure does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:

CONNECTURE, INC.

By:	/s/ Jeffery A. Surges
Name:	Jeffery A. Surges
Title:	Chief Executive Officer

MERGER SUB:

SPEED MERGER SUB, INC.

By:	/s/ Jeffery A. Surges
Name:	Jeffery A. Surges
Title:	Chief Executive Officer

COMPANY:

CONNECTEDHEALTH, LLC

By:	/s/ John Fiacco
Name:	John Fiacco
Title:	Chief Executive Officer

PRINCIPAL EQUITYHOLDERS:

JOHN R. FIACCO REVOCABLE LIVING TRUST

By:	/s/ John R. Fiacco
Name:	John R. Fiacco
Title:	Trustee

JOSEPH ROBERT DONLAN TRUST

By:	/s/ Joseph R. Donlan
Name:	Joseph R. Donlan
Title:	Trustee

GENEIA HOLDINGS LLC

By:	/s/ Michael R. Cleary
Name:	Michael R. Cleary
Title:	Manager- Geneia

The Parties have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first above written.

EQUITYHOLDERS’ REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Equityholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

ANNEXES, EXHIBITS AND SCHEDULES *

Annexes

Annex I	Definitions
Annex II	Notices

Exhibits

Exhibit A	Certificate of Merger
Exhibit B	Certificate of Formation of Surviving Entity
Exhibit C	Limited Liability Company Agreement of Surviving Entity
Exhibit D	Letter of Transmittal
Exhibit D	Support Agreement
Exhibit E	Purchase Price Allocation
Exhibit F	Principles of Preparation
Exhibit G	Escrow Agreement
Exhibit H	Payments Administration Agreement

* The annexes (other than Annex I), exhibits and schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K because such annexes, exhibits and schedules do not contain information which is material to an investment decision or which is not otherwise disclosed in the relevant document. The Company hereby agrees to furnish supplementally a copy of any such omitted annex, exhibit or schedule to the Securities and Exchange Commission upon request.

Annex I

Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Accounting Referee”: as set forth in Section 2.11.3.

“Accounts Receivable”: all accounts receivable, including trade and miscellaneous accounts receivable, arising out of the Business.

“Act”: as set forth in the Recitals.

“Adjustment Escrow Account”: the separate account established, designated and maintained by the Escrow Agent for purposes of maintaining the Adjustment Escrow Amount pursuant to the terms of the Escrow Agreement.

“Adjustment Escrow Amount”: an amount equal to $100,000.00.

“Adjustment Escrow Fund”: the amount contained from time to time in the Adjustment Escrow Account.

“Adjustment Time”: as of 12:01 a.m. Atlanta time on June 6, 2016.

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will include such Person’s spouse, parents, siblings and children and the spouses of such siblings and children, in each case whether natural or adopted.

“Agreement”: as set forth in the introductory paragraph.

“Allocation Schedule”: as set forth in Section 2.6.1.

“Ancillary Agreements”: shall mean this Agreement, the Certificate of Merger, the Articles of Merger, the Escrow Agreement, the Payments Administration Agreement and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.

“Balance Sheet”: the consolidated balance sheet of the Company, as of the Balance Sheet Date, included in the Company’s Financial Statements.

“Balance Sheet Date”: April 30, 2016

“Base Price”: $5,000,000.00.

“Business”: the business of the Company, including providing online benefits-shopping platforms, each as currently conducted and as currently proposed to be conducted by the Company.

“Business Continuity Plan”: as set forth in Section 3.30.

“Business Day”: any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of Atlanta is closed.

“Capital Lease Obligations”: with respect to any Person, for any applicable period, the obligations of such Person that are, as of the date of determination, classified and accounted for by the Company as capital obligations and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“Cash”: means, at any time, all cash on hand of the Company, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, less the amounts at such time of (i) any outstanding checks or transfers, and (ii) restricted cash or deposits, determined in accordance with GAAP.

“CERCLA”: the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Class A Common Units” means the units of the Company’s limited liability company interest designated as Class A Common Units pursuant to the LLC Agreement.

“Class B Common Units” means the units of the Company’s limited liability company interest designated as Class B Common Units pursuant to the LLC Agreement.

“Class C Common Units” means the units of the Company’s limited liability company interest designated as Class C Common Units pursuant to the LLC Agreement.

“Closing”: as set forth in Section 2.7.1.

“Closing Certificate”: as set forth in Section 2.7.2.

“Closing Consideration”: as set forth in Section 2.8.1.

“Closing Date”: as set forth in Section 2.7.1.

“Closing Indebtedness”: any Indebtedness of the Company as of the Merger Effective Time, including Geneia Short Term Indebtedness and Geneia Long Term Indebtedness.

“Closing Indebtedness Payments”: as set forth in Section 2.8.1(a).

“Closing Payments”: as set forth in Section 2.8.1.

“Closing Working Capital”: the Working Capital of the Company as of the Merger Effective Time, as reflected on the Final Adjustment Statement.

“Code”: the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company”: as set forth in the introductory paragraph.

“Company Licensed Intellectual Property”: as set forth in Section 3.16.1.

“Company Option”: means the options to purchase Units issued pursuant to the Equity Incentive Plan.

“Company Owned Intellectual Property”: as set forth in Section 3.16.1.

“Company Products” means all products and services that have been or are currently offered, distributed or under development in any material respect by the Company.

“Company Real Property”: any real property and improvements at any time owned, leased, used, operated, or occupied (whether for storage, disposal, or otherwise) by the Company.

“Company Securities”: as set forth in Section 3.4.1.

“Constituent of Concern”: any substance, material or waste (regardless of physical form or concentration) that is (a) hazardous toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive or otherwise harmful to living things or the environment, or (b) is or becomes identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws, including hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB, airborne mysote, mold spores, or similar substance.

“Contracts”: contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements under which a Party has a legally enforceable obligation, whether written or oral, other than the Plans.

“Current Assets”: the Company’s collective (a) accounts receivable (net of allowance for doubtful accounts), (b) prepaid expenses, (c) Cash and (d) other current assets (excluding deferred Tax assets and other Tax assets and including, for purposes of the Final Adjustment Statement, any Cash received after Closing upon the exercise of Company Options during the Option Exercise Period), all determined consistently with past practices of the Company and the principles of preparation set forth on Exhibit F, and to the extent (and only to the extent) consistent with the Company’s past practices and the principles of preparation set Forth on Exhibit F, consistently with GAAP.

“Current Liabilities”: the Company’s collective (a) accounts payable and (b) accrued liabilities, including accrued payroll expenses, accrued liabilities for payroll, sales, use, employment, income and other Taxes (but excluding deferred Tax liabilities and other Tax liabilities), and liabilities to make distributions to any Person that the Company owes any interest, all determined consistently with past practices of the Company and the principles of preparation set forth on Exhibit F, and to the extent (and only to the extent) consistent with the Company’s past practices and the principles of preparation set Forth on Exhibit F, consistently with GAAP.

“Damages”: any and all debts, losses, Taxes, claims, damages, costs, fines, judgments, awards, penalties, interest, obligations, payments, settlements, suits, demands, expenses and liabilities of every type and nature, together with all reasonable costs and expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses) incurred in connection with any of the foregoing; provided that Damages shall not include any punitive, remote or speculative damages except to the extent awarded to a third party in a Third Party Claim for which an Indemnifying Party is liable.

“Data Activities”: the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Personal Data.

“Data Room”: the electronic documentation site established by Smith, Gambrell & Russell LLP on behalf of the Company at https://clients.sgrlaw.com/default.asp (ConnectedHealth A)

“Deductible”: as set forth in Section 9.2.3(a).

“DGCL”: as set forth in the introductory paragraph.

“Direct Claim”: as set forth in Section 9.4.2.

“DLA Piper”: as set forth in Section 10.15.

“Environmental Claim”: any claim; litigation; demand; action; cause of action; suit; loss; cost, including attorneys’ fees, diminution in value, and expert’s fees; Damages; punitive damage, fine, penalty, expense, liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of potential responsibility for clean-up of any facility or for being in violation or in potential violation of any requirement of Environmental Law; proceeding; consent or administrative order, agreement, or decree; Lien; personal injury or death of any Person; or property damage (including diminution in value damages), whether threatened, sought, brought, or imposed, that is related to or that seeks to recover Damages related to, or seeks to impose liability under Environmental Law, including for: (a) improper use or treatment of wetlands, pinelands, or other protected land or wildlife; (b) radioactive materials (including naturally occurring radioactive materials); (c) pollution, contamination, preservation, protection, decontamination, remediation, or clean-up of the indoor or ambient air, surface water, groundwater, soil or protected lands; (d) exposure of Persons or property to any Constituent of Concern and the effects thereof; (e) the release or threatened release (into the indoor or outdoor environment), generation, manufacture, processing, distribution in commerce, use, application, transfer, transportation, treatment, storage, disposal, or remediation of a Constituent of Concern; (f) injury to, death of, or threat to the health or safety of any Person or Persons caused directly or indirectly by any Constituent of Concern; (g) destruction of property or injury to persons caused directly or indirectly by any Constituent of Concern or the release or threatened release of any Constituent of Concern to any property (whether real or personal); (h) the implementation of spill prevention and/or disaster plans relating to any Constituent of Concern; (i) failure to comply with community right-to-know and other disclosure Laws; or (j) maintaining, disclosing, or reporting information to Governmental Authorities or any other third Person under, or complying or failing to comply with, any Environmental Law. The term “Environmental Claim” also includes any Damages incurred in testing related to or resulting from any of the foregoing.

“Environmental Condition”: a condition with respect to the environment or natural resources that has resulted or could result in Damages to the Company under applicable Environmental Laws.

“Environmental Law”: all applicable Laws, Environmental Permits, and similar items of any Governmental Authority relating to the protection or preservation of the environment, natural resources or human health or safety, including: (a) all requirements pertaining to any obligation or liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; (b) all requirements pertaining to the protection of the health and safety of employees or other Persons; and (c) all other limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter issued, entered, promulgated, or approved thereunder. The term “Environmental Law” includes (i) CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and OSHA, each as amended from time to time, any regulations promulgated pursuant thereto, and any state or local counterparts and (ii) any common Law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass, strict liability, contribution and indemnification) that may impose liability or obligations for injuries or Damages due to, or threatened as a result of, the presence of, effects of, or exposure to any Constituent of Concern.

“Environmental Permits”: all Permits relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“Equity Incentive Plan”: means the Company’s Incentive Equity Option Plan.

“Equityholders”: means each holder of Units or Company Options.

“Equityholder Indemnified Parties”: as set forth in Section 9.3.1.

“Equityholders’ Representative”: as set forth in Section 10.6.1.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: any Person that would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means the Escrow Agreement between Buyer, the Equityholders’ Representative and the Escrow Agent, in substantially the form of Exhibit G attached hereto.

“Estimated Closing Indebtedness”: as set forth in Section 2.7.3.

“Estimated Closing Working Capital”: as set forth in Section 2.7.3.

“Estimated Transaction Consideration”: as set forth in Section 2.7.3.

“Exchange Act”: means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the Foreign Corrupt Practices Act of 1977 and any rules, regulations and guidance promulgated thereunder.

“Feedback”: as set forth in Section 3.16.4(j).

“Final Adjustment Statement”: as set forth in Section 2.11.4.

“Financial Statements”: (a) the unaudited balance sheet of the Company as of December 31, 2014 and December 31, 2015, together with the related statements of income and cash flow for the periods then ended, and the unaudited Consolidated Balance Sheet, together with the related unaudited balance sheet and statements of income and cash flow for the period ending on the Balance Sheet Date, all of which are attached as Schedule 3.5.1.

“Force Majeure Event”: as set forth in Section 3.30.

“Fraud” common law fraud committed by a Party in connection with the making of a representation or warranty contained in Article III, Article IV or Article V of this Agreement.

“Fundamental Indemnification Cap”:

“Fundamental Reps”: as set forth in Section 9.1.

“GAAP”: generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Geneia”: means Geneia Holdings LLC.

“Geneia Closing Payoff Amount”: an amount equal to $2,922,274.63.

“Geneia Deferred Payoff Amount”: an amount equal to $577,725.37.

“Geneia Deferred Payoff Escrow Account”: the separate account established, designated and maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement for purposes of maintaining the portion of the Geneia Deferred Payment Amount not included in the Adjustment Escrow Amount or Indemnity Escrow Amount.

“Geneia Deferred Payoff Escrow Amount”: an amount equal to $400,000.00.

“Geneia Deferred Payoff Escrow Fund”: the amount contained from time to time in the Geneia Deferred Payoff Escrow Account.

“Geneia Long Term Indebtedness”: the Indebtedness outstanding from the Company to Geniea in the amount of $3,500,000.00, pursuant to the Loan and Security Agreement dated as of March 28, 2014, as amended by that certain Amendment No.1 to Loan and Security Agreement dated October 6, 2014, and as further amended by that certain Amendment No.2, dated September 16, 2015, and as further amended by that certain Amendment No. 3, dated December 2, 2015, and as further amended by that certain Amendment No. 4, dated December 17, 2015, by and between the Company and Capital BlueCross, and affiliate of Geneia Holdings, LLC, after giving effect to cancellation of the balance of the Indebtedness outstanding thereunder immediately prior to Closing and contingent on the occurrence of the Closing and representing all Indebtedness outstanding from the Company to Geneia as of the Closing except for the Geneia Short Term Indebtedness

“Geneia Short Term Indebtedness”: the Indebtedness outstanding from the Company to Geniea immediately prior to Closing in the amount of $330,000.00 evidenced by a Secured Promissory Note dated May 25, 2016 and which, following the Closing and disbursement of the Closing Payments in accordance with the Allocation Schedule, shall cease to be an obligation of, and shall be without recourse to, the Company, the Surviving Entity or their respective assets and members.

“General Survival Period”: as set forth in Section 9.1.

“Governmental Authority”: any federal, state, county, city, municipal, or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel, or other instrumentality thereof.

“Guarantee”: of or by any Person (the “guaranteeing person”), means, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guaranteeing person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such

Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of the guaranteeing person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by the guaranteeing person.

“Indebtedness”: with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Company in the Ordinary Course), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property, equity or services (other than current trade payables incurred in the Ordinary Course), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all net payments that such Person is required to make in connection with the payment of any Indebtedness of such Person pursuant to Section 2.8.1(a), if applicable, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (j) all obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, in each case, to the extent drawn or funded (k) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (l) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or Guarantee, (m) unreleased obligations for unpaid management fees, board fees or similar payments, (n) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course), (o) severance obligations to former employees of the Company or severance obligations accelerated by their terms as a result of the transactions contemplated by this Agreement, and (p) the amount of all deferred compensation (including as a result of agreed-upon temporary reductions in compensation) and accrued bonuses for employees, consultants and other service providers. The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. For the avoidance of doubt, Indebtedness of the Company as of immediately prior to the Closing shall include the Geneia Short Term Indebtedness and the Geneia Long Term Indebtedness, although such Indebtedness shall not be deemed a Current Liability for purposes of determining Working Capital. Notwithstanding the foregoing, “Indebtedness” of the Company as of the Merger Effective Time shall not include (a) any amounts included as Selling Expenses or Current Liabilities; (b) obligations under any leases that are not Capital Leases; and (c) indebtedness of the Company to Geneia cancelled prior to or at Closing and not included in the Geneia Short Term Indebtedness or Geneia Long Term Indebtedness.

“Indemnified Party”: as set forth in Section 9.4.1.

“Indemnifying Party”: as set forth in Section 9.4.1.

“Indemnity Escrow Account”: the separate account established, designated and maintained by the Escrow Agent for purposes of maintaining the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement,

“Indemnity Escrow Amount”: an amount equal to $500,000.

“Indemnity Escrow Fund”: the amount contained from time to time in the Indemnity Escrow Account.

“Indemnity Tax Matter”: as set forth in Section 7.2.

“Insured Claim”: as set forth in Section 9.4.1(e).

“Intellectual Property Right”: all trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade dress, copyrights, works of authorship, inventions (whether patentable or not), emblems and logos, technical information, trade secrets, patents, patent applications, moral rights, mask work registrations, customer and supplier lists and related identifying information, together with the goodwill associated therewith, product designs, business and product names, rights of publicity, product processes, specifications, technology and methodologies, all Web addresses, sites and domain names, computer software (including all source code and object code), development tools, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, know-how, and all pending applications and registrations of patents, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, records, files and other media on which any of the foregoing is stored, in the case of each of the foregoing which is owned by the Company and currently used in the Business.

“Intended Tax Treatment”: as set forth in Section 7.4.

“IRS”: the Internal Revenue Service.

“Knowledge Persons”: shall mean John Fiacco and Joseph Donlan.

“Law”: any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any Permit granted under any of the foregoing, or any other pronouncement having the effect of Law of any Governmental Authority, in each case as in effect as of the Closing Date.

“Leased Real Property”: as set forth in Section 3.14.1.

“Letter of Transmittal”: as set forth in Section 2.9.1.

“Liabilities”: as set forth in Section 3.6.

“Lien”: with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance, security interest, or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, (i) a Person will be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease, or other title retention agreement relating to such property or asset; and (ii) the placement of the Company’s Intellectual Property Rights in and to the source code of the Company in escrow pursuant to that certain Loan and Security Agreement, dated as of March 28, 2014, as amended (the “Loan Agreement”), by and between the Company and Geneia (as successor in interest to Capital BlueCross under the Loan Agreement) shall be deemed a Lien.

“LLC Agreement”: the Second Amended and Restated Limited Liability Company Agreement of the Company dated November 7, 2014, as amended.

“Material Adverse Effect”: any change or effect that has had or would reasonably be expected to have a materially adverse effect on (a) the Business, assets, financial condition or results of operations of the Company or (b) the ability of any of the Equityholders to timely perform their respective obligations under this Agreement or the Ancillary Agreements. provided, however, that in the none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company participates that are not unique to the Company, (iii) the U.S. economy as a whole or the capital markets in general or the markets in which the Company operates; (iv) the taking of any action required by this Agreement; (v) any change in applicable Laws or the interpretation thereof; (vi) any change in GAAP; (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America and (viii) the failure of the Company to meet or achieve the results set forth in any internal projection, provided, that the underlying cause or causes of such failure that are not otherwise excluded from this definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur; provided, however, that any change, event, occurrence, fact, state of facts, development or effect referred to in clauses (ii), (iii) or (v) shall be taken into account in determining whether there has been a Material Adverse Effect to the extent that such change, event, occurrence, fact, state of facts, development or effect has had a disproportionate effect on the financial condition, business, assets or results of operations of the Company relative to the effect on the financial condition, business, assets or results of operations of other comparable companies and entities operating in the industries in which the Company operates.

“Material Contract”: as set forth in Section 3.10.2.

“Materiality”: as set forth in Section 8.1.1.

“Members”: means the members of the Company as defined in the LLC Agreement.

“Member Written Consent”: as set forth in Section 6.8.1.

“Merger”: as set forth in the introductory paragraph.

“Merger Effective Time”: as set forth in Section 2.2.

“Merger Sub”: as set forth in the introductory paragraph.

“Necessary Items”: as set forth in Section 3.30.

“Open Source Materials”: as set forth in Section 3.16.5.

“Ordinary Course”: with respect to an action taken by any Person, an action that (a) is consistent with the past practices of such Person, and (b) does not require authorization by the board of directors, board of managers or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Order”: any writ, judgment, injunction, order, or decree (including any consent decree) that is issued, promulgated or entered by or with a Governmental Authority, in each case whether preliminary or final.

“Organizational Documents”: means the certificate of incorporation, certificate of formation, memorandum and articles, bylaws, limited liability company agreement and all other governing documents of an entity, as applicable, in each case as amended.

“Overall Indemnification Cap”: as set forth in Section 9.2.3(b).

“OSHA”: the Federal Occupational Safety and Health Act of 1970, as amended from time to time.

“Parties”: as set forth in the introductory paragraph.

“Payments Administration Agreement”: means the Payments Administration Agreement between Purchaser, the Equityholders’ Representative and the Payments Administrator, in substantially the form of Exhibit H attached hereto.

“Payments Administrator”: means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Permit”: shall mean all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens”: (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the Balance Sheet; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue; or (c) Liens affecting the Company Real Property arising from easements, easement agreements, rights-of-way, restrictions, or minor title defects (whether or not recorded) that arise in the Ordinary Course and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto; (d) Liens encumbering Leased Real Property (other than Liens based on actions or inactions of the Company); (e) Liens relating to any equipment leases; (f) Liens set forth on Schedule 2.4.1(b); and (g) licenses to Intellectual Property granted in the Ordinary Course.

“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Personal Data”: means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual) or non-personally identifying, including, without limitation, aggregate or de-identified data and data collected automatically, including data collected through a mobile or other electronic device.

“Plans”: as set forth in Section 3.18.1.

“Policies”: as set forth in Section 3.11.

“Pre-Closing Period”: as set forth in Section 7.4.2.

“Pre-Closing Tax Liabilities”: mean (i) any and all Taxes (or the non-payment thereof) of the Company relating to any Pre-Closing Period and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date (as determined under Section 7.1.2), (ii) any and all Taxes payable by the Equityholders under Section 7.3 (Transfer Tax), (iii) the employer’s share of all employment Taxes, payroll Taxes and similar amounts incurred on or before the Closing Date by the Company, and any such Taxes incurred or properly accrued with respect to compensatory payments paid or properly accrued in connection with the transactions contemplated hereby, and (iv) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date.

“Preliminary Adjustment Statement”: as set forth in Section 2.11.1.

“Principal Equityholders”: John R. Fiacco Revocable Living Trust, Joseph Robert Donlan Trust and Geneia Holdings LLC.

“Privacy Agreements”: as set forth in Section 3.10.1.

“Privacy and Data Security Policies”: as set forth in Section 3.29.2.

“Privacy Laws”: any Law, rule of a self-regulatory organization that the Company is or was required to comply with (including the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191 and the Health Information Technology for Economic and Clinical Health Act, as amended, the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq. (including the Fair and Accurate Credit Transactions Act of 2003) and the Gramm-Leach-Bliley Act and in each case, the rules implemented thereunder), the U.S.-European Union and U.S.-Swiss Safe Harbor programs administered by the Department of Commerce, and any applicable published industry best practice or other standard (including the PCI Data Security Standard, the Minimum Acceptable Risk Standards for Exchanges Document Suite and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, respectively) or contractual requirement, as it may in each case be amended from time to time, that pertains to (a) privacy or restrictions or obligations related to Data Activities, cyber security and e-commerce or (b) direct marketing to consumers or consumer protection.

“Pro Rata Share”: means, with respect to an Equityholder listed on the Allocation Schedule, the percentage set forth next to such Equityholder’s name in the column labeled “Pro Rata Share” on the Allocation Schedule. For clarity, the aggregate Pro Rata Share of all Equityholders set forth on the Allocation Schedule will be equal to 100%.

“Purchase Price Allocations”: as set forth in Section 7.5.

“Purchaser”: as set forth in the introductory paragraph.

“Purchaser Indemnified Parties”: as set forth in Section 9.2.1.

“Purchaser Tax Returns”: as set forth in Section 7.1.2.

“Released Claims”: as set forth in Section 6.9.

“Released Parties”: as set forth in Section 6.9.

“Releasing Parties”: as set forth in Section 6.9.

“Representatives”: means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Restrictive Covenants Agreement”: as set forth in Section 8.1.11.

“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses”: without duplication, all of the fees and expenses incurred by or on behalf of the Company in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement that remain unpaid as of the Merger Effective Time, including (a) all brokers’ or finders’ fees, (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, (c) any success, change of control, retention, stay or similar bonuses payable to any employee, manager, officer or director in connection with or upon the consummation of the transactions contemplated hereunder, (d) the employer portion of any payroll or employment Taxes incurred with respect to any bonuses, option or incentive share exercises and cash-outs, and other compensatory payments in connection with the Closing of the transactions contemplated by this Agreement, including the amounts described in the foregoing clause (c), (e) 50% of any fees payable upon Closing to the Escrow Agent or the Payments Administrator pursuant to the Escrow Agreement or Exchange Agreement, respectively, (f) the fees of the Equityholders’ Representative, including the Expense Fund, (g) the cost of the Tail Policy purchased pursuant to Section 6.10 and (h) fees payable to any customers or vendors as consideration for the consent of such customer or vendor to the transactions contemplated by this Agreement to the extent such fees are identified on the Closing Certificate as a Selling Expense. Selling Expenses shall not include any amounts included in Indebtedness or as a Current Liability. For purposes of calculating the Final Adjustment Statement, any Selling Expenses that were unpaid as of the Merger Effective Time but are fully paid and satisfied by the Equityholders’ Representative outside Closing prior to the Final Adjustment Statement becoming final shall be treated as if such items had been paid prior to the Merger Effective Time.

“Social Media Content” shall mean the text, audio, video, images, podcasts, and other communications or content made available by a third party via the Internet using various online technologies that enable Persons to publish, communicate and/or share information and resources as authors, publishers and/or consumers and information derived from such communications or content by applying analytics.

“Straddle Period”: as set forth in Section 7.1.2.

“Standard Indemnification Cap”: as set forth in Section 9.2.3(b).

“Subsidiary”: with respect to any Person, (a) any corporation, of which a majority of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors or managers thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated more than 50% of the limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Survival Date”: as set forth in Section 9.2.2.

“Surviving Entity”: as set forth in the introductory paragraph.

“Systems”: as set forth in Section 3.30.

“Tail Policy”: as set forth in Section 6.10.

“Tax”: (a) any tax, charge, governmental fee, levy or other assessment, including net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, withholding, capital gains, capital stock, goods and services, estimated, severance or production tax, custom, duty, or other tax, escheat of unclaimed funds or property, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount imposed by any Governmental Authority, (b) any liability of the Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability of the Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability of the Company for the payment of any amounts as a result of being a party to any Tax Sharing Agreements or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.

“Tax Claim”: as set forth in Section 7.2.1.

“Tax Returns”: all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration, implementation, or enforcement of or compliance with any Laws relating to any Taxes.

“Tax Sharing Agreements”: all existing Tax sharing agreements or arrangements (whether oral or written) binding the Company or any of its Affiliates.

“Third Party Claim”: any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.

“Transaction Consideration”: as set forth in Section 2.8.1.

“Units”: means the Class A Common Units, Class B Common Units and Class C Common Units.

“Working Capital”: an amount equal to Current Assets less Current Liabilities; provided, that no amounts included in Closing Indebtedness shall be deemed a Current Liability for purposes of calculating Working Capital.

“Working Capital Target”: $0.00.